UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )
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NU SKIN ENTERPRISES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF NU SKIN ENTERPRISES, INC.

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Nu Skin Enterprises, Inc., a Delaware corporation, will be held at 11:00 a.m., Mountain Daylight Time, on June 2, 2021. At the Annual Meeting, you will be asked to consider and vote on the following matters, which are more fully described in the proxy statement:

1.	To elect the nine directors named in the proxy statement;

2.	To hold an advisory vote to approve our executive compensation;

3.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021; and

4.	To transact such other business as may properly come before the Annual Meeting.

The Board of Directors has fixed the close of business on April 5, 2021, as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

Attending and Voting at the Annual Meeting
Due to the COVID-19 pandemic, the Annual Meeting will be held virtually, with attendance via live audio webcast. You will not be able to attend the Annual Meeting in person.
To attend the virtual Annual Meeting, you must pre-register by visiting register.proxypush.com/nus and following the registration instructions on that website before the meeting begins. You will need to enter the control number that is provided on your proxy card or Notice of Internet Availability of Proxy Materials to be able to pre-register. Upon pre-registering, you will receive a confirmation email.
Approximately one hour before the Annual Meeting, all those who have pre-registered will receive an email with a unique website link that will allow them to access and participate in the meeting, including listening to the full webcast, submitting questions, voting and viewing a list of stockholders entitled to vote at the meeting. To view this list of stockholders during the meeting, you will need to enter your control number. You will also have the opportunity to submit questions during the pre-registration process. We plan to respond to all appropriate questions during the webcast.
Entrance to the Annual Meeting will open 15 minutes before the designated start time. We recommend that you access the meeting website prior to the designated start time to ensure that you are logged in when the meeting begins. Technical support will be available before and during the virtual Annual Meeting; if you encounter any technical difficulties accessing or participating in the meeting, please call the technical support number that will be provided in the email that will be sent approximately one hour before the meeting. The pre-registration website will also include an email address for technical support.

You are cordially invited to attend the virtual Annual Meeting. However, to ensure your representation at the Annual Meeting, please mark, sign, date and return the accompanying proxy card as promptly as possible in the enclosed postage-paid envelope, or use the internet or telephone methods that are described on the proxy card. If you attend the virtual Annual Meeting, you may, if you wish, withdraw your proxy and vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 2, 2021: The proxy statement and annual report to stockholders are available at www.proxydocs.com/NUS.

By Order of the Board of Directors,

STEVEN J. LUND
Chairman of the Board
Provo, Utah April 12, 2021

PROXY SUMMARY

The following summary provides quick information for purposes of Nu Skin’s 2021 Annual Meeting. It does not contain all of the information provided elsewhere in the proxy statement; therefore, you should read the entire proxy statement carefully before voting. This proxy statement and form of proxy are first being sent or given to our stockholders on or about April 21, 2021.

ANNUAL MEETING INFORMATION

Date:	June 2, 2021
Time:	11:00 a.m., Mountain Daylight Time
Access:
Due to the COVID-19 pandemic, the Annual Meeting will be held virtually, with attendance via live audio webcast. You will not be able to attend the Annual Meeting in person. Details for accessing the meeting are provided in this proxy statement.

Record date:	April 5, 2021

PROPOSALS

Proposal		Board Recommendation	More Information
1.	Election of the nine directors named in this proxy statement	For each director nominee	Page 3
2.	Approval of our executive compensation*	For	Page 47
3.	Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021*	For	Page 49

* Advisory vote

CORPORATE GOVERNANCE AND COMPENSATION HIGHLIGHTS

See pages 8 and 21, respectively.

DIRECTOR NOMINEES

Skills and Experience
Other public company board/exec. experience	•	•	•				•	•	•
Corporate finance/transactions		•	•				•	•	•
International experience/global operations		•	•	•	•		•	•	•
Government relations			•
Regulatory			•	•
Risk management		•	•				•		•
Sales/marketing	•			•	•	•	•
Online or digital marketing	•				•	•
Strategic planning	•	•		•	•	•	•		•
Current Nu Skin Committee Service
Audit Committee		•					•		•
Executive Compensation Committee		•	•			•	•
Nominating and Corp. Governance Committee			•			•		•	•
Other Characteristics
Independence	•	•	•			•	•	•	•
Gender diversity	•					•			•
Racial/ethnic diversity	•							•
Age	60	66	69	67	47	63	76	41	69
Tenure (years)	0	24	22	25	0	2	13	5	6

BOARD COMPOSITION

	Current Directors	Director Nominees
Average Tenure	13 years	11 years
Average Age	63	62
Independence
Committee Independence
Gender Diversity
Racial/Ethnic Diversity

PROXY STATEMENT

SOLICITATION OF PROXIES

The accompanying proxy is solicited on behalf of the Board of Directors of Nu Skin Enterprises, Inc. (“Nu Skin,” “we,” “us,” or “the company”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) on June 2, 2021, at 11:00 a.m., Mountain Daylight Time, and at any adjournment or postponement thereof. Due to the COVID-19 pandemic, the Annual Meeting will be held virtually, with attendance via live audio webcast. You will not be able to attend the Annual Meeting in person.

At the Annual Meeting, you will be asked to consider and vote on the following matters, which are more fully described in this proxy statement:

1.	To elect the nine directors named in this proxy statement;

2.	To hold an advisory vote to approve our executive compensation;

3.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021; and

4.	To transact such other business as may properly come before the Annual Meeting.

This proxy statement and form of proxy are first being sent or given to our stockholders on or about April 21, 2021. We will bear the cost of solicitation of proxies. Expenses include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of our voting stock. Our regular employees may further solicit proxies by telephone, by mail, in person or by electronic communication and will not receive additional compensation for such solicitation.

VOTING PROVISIONS

Record Date; Shares Outstanding. Only stockholders of record at the close of business on April 5, 2021 are entitled to vote at the Annual Meeting. As of this record date, 50,134,073 shares of our Class A Common Stock were issued and outstanding. Each outstanding share of Class A Common Stock will be entitled to one vote on each matter submitted to a vote of the stockholders at the Annual Meeting.

How Proxies Will Be Voted. All shares represented by each properly executed, unrevoked proxy received in time for the Annual Meeting will be voted as directed by the stockholder. Each stockholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf. In the absence of specific instructions, proxies will be voted in accordance with the Board of Directors’ recommendations “FOR” the election of each director nominee and “FOR” Proposals 2 and 3. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, proxies will be voted for such other person or persons as may be designated by the Board of Directors. If any other matters properly come before the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named in the accompanying proxy will vote on such matters in accordance with their best judgment.

Revocability of Proxy. Any proxy duly given pursuant to this solicitation may be revoked by the person or entity giving it at any time before it is voted by delivering a written notice of revocation to our Corporate Secretary, by executing a later-dated proxy and delivering it to our Corporate Secretary, or by voting at the Annual Meeting (although attendance at the Annual Meeting will not in and of itself constitute a revocation of the proxy). If you hold shares through a broker, bank or other nominee, you must follow the instructions of your broker, bank or other nominee to change or revoke your voting instructions

Attending and Voting at the Annual Meeting. To attend the virtual Annual Meeting, you must pre-register by visiting register.proxypush.com/nus and following the registration instructions on that website before the meeting begins. You will need to enter the control number that is provided on your proxy card or Notice of Internet Availability of Proxy Materials to be able to pre-register. Upon pre-registering, you will receive a confirmation email.

Approximately one hour before the Annual Meeting, all those who have pre-registered will receive an email with a unique website link that will allow them to access and participate in the meeting, including listening to the full webcast, submitting questions, voting and viewing a list of stockholders entitled to vote at the meeting. To view this list of stockholders during the meeting, you will need to enter your control number. You will also have the opportunity to submit questions during the pre-registration process. We plan to respond to all appropriate questions during the webcast.

Entrance to the Annual Meeting will open 15 minutes before the designated start time. We recommend that you access the meeting website prior to the designated start time to ensure that you are logged in when the meeting begins. Technical support will be available before and during the virtual Annual Meeting; if you encounter any technical difficulties accessing or participating in the meeting, please call the technical support number that will be provided in the email that will be sent approximately one hour before the meeting. The pre-registration website will also include an email address for technical support.

Please note that recording the Annual Meeting will not be permitted.

Quorum. In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority of the issued and outstanding shares of the Class A Common Stock entitled to vote at the Annual Meeting must be represented, either in person or by proxy, at the Annual Meeting. Under Delaware law, shares represented by proxy that reflect abstentions or “broker non-votes” (which are shares held by a broker or nominee that are represented at the Annual Meeting, but with respect to which such broker or nominee is not permitted to vote on a particular proposal without instructions from the beneficial owner and instructions are not given) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, broker non-votes will not be voted on proposals on which your broker or other nominee does not have discretionary authority to vote under the rules of the New York Stock Exchange (the “NYSE”), including Proposals 1 and 2.

Voting Standards and Effects. Pursuant to our Bylaws, for a director nominee to be elected or for a proposal to be approved, such director nominee or proposal must receive more “for” votes than “against” votes. Shares not represented in person or by proxy at the Annual Meeting, abstentions and broker non-votes will have no effect on the determination of any of the proposals. Additional provisions applying to the matters to be acted upon at the Annual Meeting are as follows:

−
Proposal 1. If an incumbent director does not receive the required majority, the director shall resign pursuant to an irrevocable resignation that was required to be tendered prior to his or her nomination and effective upon (i) such person failing to receive the required majority vote and (ii) the Board’s acceptance of such resignation. Within 90 days after the date of the certification of the election results, the Board will determine whether to accept or reject the resignation or whether other action should be taken, and the Board will publicly disclose its decision.

−	Proposals 2 and 3. Proposals 2 and 3 are stockholder advisory votes and will not be binding on the Board of Directors.

PROPOSAL 1:
ELECTION OF DIRECTORS

Directors are elected at each annual meeting of stockholders and hold office until their successors are duly elected and qualified at the next annual meeting of stockholders or until their earlier death, resignation or removal. Our Bylaws provide that the Board of Directors will consist of a minimum of three and a maximum of fifteen directors, with the number being designated by the Board. The current number of authorized directors is eight, but it will increase to nine at the time of the director elections at the Annual Meeting.

Set forth below are the name, age as of April 1, 2021, business experience and other qualifications of each of our nine director nominees, listed in alphabetical order. Each of the nominees is a current director and was elected at our 2020 annual meeting of stockholders, except for Emma S. Battle and Ryan S. Napierski. Ms. Battle was recommended by Edwina D. Woodbury, one of our independent directors. We are not aware of any family relationships among any of our directors, director nominees or executive officers.

As previously disclosed, in February 2021, Ritch N. Wood notified our Board that he will step down as our Chief Executive Officer, effective September 1, 2021, and will therefore not stand for reelection to the Board at the Annual Meeting. Our Board extends gratitude to Mr. Wood for his many years of service to our company in several roles, including Chief Executive Officer, Chief Financial Officer and a member of our Board. Upon Mr. Wood's retirement, Mr. Napierski will become our Chief Executive Officer.

Emma S. Battle
Director nominee

Emma S. Battle, 60, has served as the President and Chief Executive Officer of Market Vigor, LLC, a business services company focused on strategic consulting and digital and online marketing, since she founded the company in 2003. From 2015 to 2017, Ms. Battle was Vice President of Client Success at Windsor Circle, an e-commerce marketing company. Previously, she served in executive and senior marketing and sales roles at Three Ships Media, Red Hat, Art.com, 1 Sync and Sara Lee Branded Apparel (now known as Hanesbrands Inc.). Ms. Battle has served on the board of directors of Unifi, Inc., a global textile solutions provider listed on the NYSE, since January 2021 and of Bassett Furniture Industries, Inc., a manufacturer and marketer of home furnishings listed on the Nasdaq Global Select Market, since October 2020. From 2019 to 2020, she was on the board of directors of Primo Water Corporation, a provider of drinking water products that was listed on the Nasdaq Global Market until the company was acquired in 2020. Ms. Battle pursues continuing education through online classes and membership in professional organizations like Brentwood Advisory Group, and supports and collaborates with current and aspiring board directors through UNC's Director Diversity Initiative, Onboard NC, Santa Clara University's Black Corporate Board Readiness program and the newly established Take Your Seat initiative. Ms. Battle also devotes time to charitable and civic causes; since 2017 she has served as the President and Chief Executive Officer of Higher Ed Works, a charitable organization that supports public higher education in North Carolina, and she also serves on the boards of FPG Child Development Institute, Southeastern Wind Coalition, and Elon University's School of Business. She received a B.A. degree from Duke University and a M.B.A. degree from Harvard Business School.

Ms. Battle is a successful businessperson with an extensive background in digital and online marketing, marketing analytics, and business and marketing strategy, which the Board believes will be valuable as we continue to build our digital business. She also brings to the Board her perspective from working with other large corporations and on other public company boards. In addition, the Board believes that her experience managing and consulting with smaller, entrepreneurial businesses will provide a valuable perspective in managing our business in a manner that is effective for our independent sales force. The Board also values Ms. Battle’s commitment to sustainability and social responsibility, which are two areas of focus for our company and many stockholders.

Daniel W. Campbell
Director since 1997	Lead Independent Director
Audit Committee
Executive Compensation Committee

Daniel W. Campbell, 66, has been a Managing General Partner of EsNet, Ltd., a privately held investment company, since 1994. He served on the Utah State Board of Regents for Higher Education from 2010 to 2019, having served as its Vice Chair from 2012 to 2014 and as Chair from 2014 to 2018. From 1992 to 1994, Mr. Campbell was the Senior Vice President and Chief Financial Officer of WordPerfect Corporation, a software company, and prior to that was a partner of Price Waterhouse LLP. He received a B.S. degree from Brigham Young University.

Mr. Campbell is a recognized business leader with expertise in the areas of finance, accounting, transactions, corporate governance and management. He has served on the boards of several other private and public companies. In addition, through his experience as a partner of an international accounting firm, and later as Chief Financial Officer of a large technology company, Mr. Campbell has developed deep insight into the management, operations, finances and governance of public companies.

Andrew D. Lipman
Director since 1999	Executive Compensation Committee
Nominating and Corporate Governance Committee (Chair)
Andrew D. Lipman, 69, is a partner and head of the Telecommunications, Media and Technology Group at Morgan, Lewis & Bockius LLP, an international law firm that he joined in 2014. He previously held similar positions with Bingham McCutchen LLP from 2006 to 2014 and Swidler Berlin LLP from 1988 to 2006. From 2000 to 2013, Mr. Lipman served as a member of the board of directors of The Management Network Group, Inc., a telecommunications related consulting firm, and from 2005 to 2013, he served as a member of the board of directors of Sutron Corporation, a provider of hydrological and meteorological monitoring products. He received a B.A. degree from the University of Rochester and a J.D. degree from Stanford Law School.

Mr. Lipman is a highly experienced senior lawyer and business advisor with over 40 years of experience dealing with international regulatory, technology and marketing issues in multiple countries. In addition, he has extensive experience in corporate governance and related legal and transactional issues. Mr. Lipman has worked closely with dozens of public companies, including service on the boards of a variety of companies in several industries. His experience also includes managing and implementing strategic initiatives and launching new products and markets globally in competitive industries.

Steven J. Lund
Director since 1996 (includes three-year leave of absence)	Executive Chairman of the Board

Steven J. Lund, 67, has served as the Chairman of the Board since 2012. Mr. Lund previously served as Vice Chairman of the Board from 2006 to 2012. Mr. Lund served as President, Chief Executive Officer and a director of our company from 1996, when our company went public, until 2003, when he took a three-year leave of absence. Mr. Lund was a founding stockholder of our company. Mr. Lund is a trustee of the Force for Good Foundation, a charitable organization that our company established in 1996 to help encourage and drive the philanthropic efforts of our company, its employees, its sales force and its customers to enrich the lives of others. Mr. Lund worked as an attorney in private practice prior to joining our company as Vice President and General Counsel. He received a B.A. degree from Brigham Young University and a J.D. degree from Brigham Young University’s J. Reuben Clark Law School.

Mr. Lund brings to the Board over 35 years of company and industry knowledge and experience as a senior executive, including service as our General Counsel, Executive Vice President, and President and Chief Executive Officer. He played an integral role in managing our growth from start-up through his term as President and Chief Executive Officer. Mr. Lund also served on the Executive Board of the United States Direct Selling Association. A respected leader in his business, religious and civic communities, he currently serves as a general officer of The Church of Jesus Christ of Latter-day Saints and serves on this Church's Board of Education with oversight of its institutions of higher education, including Brigham Young University. He previously served on the Utah State Board of Regents for Higher Education and as Chairman of the Board of Trustees of Utah Valley University.

Ryan S. Napierski
Director nominee
Ryan S. Napierski, 47, has served as our company’s President since 2017. Previously, he served as President of Global Sales and Operations from 2015 to 2017. Prior to serving in that position, he served as both President of our North Asia region since 2014 and President of Nu Skin Japan since 2010. Mr. Napierski has fulfilled multiple leadership positions for Nu Skin since joining our company in 1995, including Vice President of Business Development for Nu Skin EMEA and General Manager of the United Kingdom. Mr. Napierski has a Bachelor’s degree in business, a Master's degree in business administration from Duke University and a Master's degree in international business from Goethe Universitat in Germany.

Mr. Napierski brings to the Board a strong expertise in direct sales, including through digital and social media platforms. With his service as our President, President of Global Sales and Operations, and other management roles in our markets, Mr. Napierski also has a deep understanding of our business globally, including our sales force, products and product development, markets and compensation plans. Mr. Napierski’s leadership has been integral to the success of several of our key initiatives in recent years. Mr. Napierski is also recognized as a leader in the direct selling industry and has served in a variety of industry trade association leadership roles; he currently serves as both Chairman of the United States Direct Selling Association and Chairman of the Advocacy Committee for the World Federation of Direct Selling Associations.

Laura Nathanson
Director since 2019	Executive Compensation Committee
Nominating and Corporate Governance Committee
Laura Nathanson, 63, retired from The Walt Disney Company in 2019 after 21 years of service in sales and advertising positions. From 2017 to 2019, she served as Executive Vice President of Revenue and Operations at Disney Advertising Sales, and from 2002 to 2017, she served as Executive Vice President of Sales and Marketing at ABC Family/Freeform. Prior to 2002, she served in various other sales and advertising positions with ABC Network Sales, Fox Broadcasting and media agencies. She received a B.A. degree from Wesleyan University.

Ms. Nathanson is an experienced leader who brings to the Board her expertise in sales and advertising, as well as a strong customer focus that is built on a 40-year career in connecting with and communicating with customers. Business strategy is also one of Ms. Nathanson’s strengths; during her career, she has recognized and understood shifts in the business landscape, such as the rise of the millennial demographic and the trend toward digital advertising, and has quickly adapted to these shifts, enabling her companies to capitalize on them at an early stage. She also has experience in streamlining business processes and in promoting sales through digital and social media.

Thomas R. Pisano
Director since 2008	Audit Committee
Executive Compensation Committee (Chair)
Thomas R. Pisano, 76, served as Chief Executive Officer and a director of Overseas Military Sales Corp. ("OMSC"), a marketer of motor vehicles, from 2005 until his retirement in 2010. From 1998 to 2004, he served as the Chief Operating Officer and a director of OMSC From 1995 to 1997, he served as Vice President and Head of the International Division for The Topps Company, Inc., a sports publications and confectionery products company. Prior to that, he served in various positions, including Vice President of Global New Business Development, for Avon Products, Inc., a direct seller of personal care products, from 1969 to 1994. He received a B.S. from the Georgia Institute of Technology and a M.B.A. from Dartmouth College.

Mr. Pisano is an experienced senior executive who is an expert in the direct selling, personal care, beauty products and other consumer goods industries. During his 25-year career at Avon, he was responsible for global new business development, which included new geographic market openings and launching new product lines globally. He was also responsible for the operation of international businesses in Latin America, Europe and Asia. During his international business career at Avon, Topps and OMSC, he traveled to and conducted business in 50 countries.

Zheqing (Simon) Shen
Director since 2016	Nominating and Corporate Governance Committee
Zheqing (Simon) Shen, 41, is the founding member of ZQ Capital Limited, a boutique investment and advisory firm. Prior to founding ZQ Capital in 2015, Mr. Shen was managing director and head of the China Financial Institutions Business at Barclays from 2011 to 2015. From 2004 to 2010, he worked with Goldman Sachs as an investment banker in its New York and Hong Kong offices. In addition to his service on our Board, Mr. Shen has also served since 2016 on the board of directors and the Audit, Remuneration and Nomination Committees of KFM Kingdom Holdings Limited, a precision metals engineering and manufacturing company listed on the Hong Kong Stock Exchange. Mr. Shen has a B.A. in mathematics and economics from Wesleyan University.

Mr. Shen brings to the Board valuable expertise in helping global companies realize their growth potential in Mainland China, which is one of our company’s key markets. He has spent much of his career working in Asia capital markets, and he has a strong network in Mainland China and valuable local knowledge of Mainland China. His depth of experience with financial and investment matters is also valuable to the Board.

Edwina D. Woodbury
Director since 2015	Audit Committee (Chair)
Nominating and Corporate Governance Committee
Edwina D. Woodbury, 69, has been President and Chief Executive Officer of The Chapel Hill Press, Inc., a publishing services company, since 1999. Ms. Woodbury has over 20 years of experience in the direct selling and personal care products industries, having served at Avon Products, Inc. as Chief Financial and Administrative Officer and in other finance and operations positions from 1977 to 1998. From 1998 to 2015, Ms. Woodbury served as a member of the board of directors of RadioShack Corporation, a retail consumer electronics company. In addition, from 2005 to 2010, Ms. Woodbury served as a member of the board of directors of R.H. Donnelley Corporation, a publishing and marketing company, and from 2000 to 2005, she served as a director of Click Commerce, Inc., a research solutions company. Ms. Woodbury also served on the board of directors at the nonprofit Medical Foundation of North Carolina from 2009 to 2018. She received a B.S.B.A from the University of North Carolina.

Ms. Woodbury has extensive experience and understanding of our industry. While serving in various roles of increasing responsibility during her 21 years at Avon, she gained an in-depth understanding of the financial and internal control-related issues associated with global companies in our industry. She also brings to the Board valuable perspective from her service on other public company boards. While serving on the boards at Click Commerce, R.H. Donnelley and RadioShack, she (1) served on and chaired each board’s audit committee; (2) served on the compensation committee at R.H. Donnelley and chaired it at RadioShack; and (3) served on the nominating and governance committee at Click Commerce and RadioShack.

———————————————

Each nominee was recommended by the Nominating and Corporate Governance Committee for election and has consented to being named in this proxy statement and to serve if elected. Although we do not know of any reason for which any nominee might become unavailable to serve on the Board, if that should happen, the Board may designate a substitute nominee. Shares represented by proxies will be voted for any substitute nominee so designated.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE NINE NOMINEES TO OUR BOARD OF DIRECTORS.

CORPORATE GOVERNANCE

Corporate Governance Highlights

Board of Directors Independence and Committee Structure

−	Separate Chairman of the Board and CEO. The positions of Chairman of the Board and CEO are filled by Mr. Lund and Mr. Wood, respectively.

−	Lead Independent Director. Our independent directors have designated Mr. Campbell as Lead Independent Director.

−
Limitation on Management Directors. All of our current directors are independent of the company and management except for Mr. Lund, who is one of our company’s founders, and Mr. Wood, our CEO. If elected, Mr. Napierski will not be independent.

−	Meetings of Independent Directors. All independent directors meet regularly in executive session. Mr. Campbell, the Lead Independent Director, chairs these sessions.

−	Independent Committees. Only independent directors serve on our Audit, Executive Compensation, and Nominating and Corporate Governance Committees.

−	Annual Board and Committee Performance Evaluations. The performance of the Board and each Board committee is evaluated at least annually.

Election of Directors

−	Annual Election of Directors. All of our directors are elected annually; we do not have a staggered board.

−
Majority Voting in Uncontested Director Elections and Resignation Policy. Our Bylaws provide that director nominees must be elected by a majority of the votes cast in uncontested elections. For an incumbent director to be nominated for re-election, she or he must tender an irrevocable resignation that will be effective upon (i) the failure to receive the required vote for director election at the next annual meeting at which they face re-election and (ii) Board acceptance of such resignation.

Stock-Related Matters

−
Equity Retention Requirements. We have equity retention requirements that apply to our directors and executive officers, designed to align directors’ and executive officers’ interests with those of stockholders. For a description of these requirements, see “Executive Compensation: Compensation Discussion and Analysis—Equity Retention Guidelines.”

−
Hedging Policy. Our directors and employees, including officers, are prohibited from engaging in any hedging transactions with respect to our securities, including through the use of short sales, put options and financial instruments such as prepaid variable forward contracts, equity swaps, collars and exchange funds. This prohibition applies regardless of whether the director’s or employee’s securities were granted as compensation and regardless of whether the director or employee holds the securities directly or indirectly.

−	Pledging Policy. Our directors and employees, including officers, are prohibited from pledging their securities in our company.

Director Independence

The Board of Directors has determined that each of the current directors listed below is an “independent director” under the listing standards of the NYSE.

Daniel W. Campbell	Andrew D. Lipman	Laura Nathanson

Thomas R. Pisano	Zheqing (Simon) Shen	Edwina D. Woodbury

The Board also has determined that Emma S. Battle, who is a nominee not currently on the Board, will be an “independent director” under the listing standards of the NYSE if elected.

In assessing the independence of the directors, the Board determines whether or not any director has a material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). The Board considers all relevant facts and circumstances in making independence determinations, including the existence and scope of any commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

Board Leadership Structure

We currently separate the roles of Chairman of the Board and CEO. However, the Board has not adopted a policy with regard to whether the same person should serve as both the Chairman of the Board and CEO or, if the roles are separate, whether the Chairman of the Board should be selected from the non-employee directors or should be an employee. The Board believes it is most appropriate to retain the discretion and flexibility to make such determinations at any given point in time in the way that it believes best to provide appropriate leadership for the company at that time. We have determined that our current separation of the roles of Chairman of the Board and CEO is appropriate given the differences in the roles and duties of the two positions and the individuals currently serving in these positions.

The Board has created the Lead Independent Director position to provide independent leadership of the Board’s affairs on behalf of our stockholders and to promote open communication among the independent directors. Our Corporate Governance Guidelines provide that the Lead Independent Director (i) is designated by the non-management directors; (ii) consults with the Chairman of the Board and the CEO regarding agenda items for Board meetings; (iii) chairs executive sessions of the Board’s independent directors; and (iv) performs such other duties as the Board deems appropriate.

Risk Oversight

Our Board of Directors has primary responsibility for risk oversight. Except with regard to certain strategically significant risks, the Board administers its risk oversight function through the Audit Committee, Nominating and Corporate Governance Committee and Executive Compensation Committee. The committee charters include the following subject-matter parameters for risk oversight:

Audit Committee		Nominating and Corporate Governance Committee		Executive Compensation Committee
-	Major financial risk exposures	-	Corporate governance risks	-	Compensation practices related risks
-	Operational risks related to information systems and facilities	-	Operational risks not assigned to the Audit Committee	-	Human resources risks
-	Public disclosure and investor related risks	-	Compliance and regulatory risks
		-	Reputational risks

The committees, or the Board in the case of risks it determines to oversee directly, are responsible for overseeing and discussing with management our risk assessment and risk management programs and plans. Management periodically reports to the Board or applicable committee on our risks and the internal processes, practices and controls attendant to the risks. Following these reports by management, the Audit Committee periodically receives reports regarding the Nominating and Corporate Governance Committee’s and Executive Compensation Committee’s risk-oversight efforts.

Our Board directly oversees cyber and privacy-related risks and periodically receives reports from management on these risks. Because the Board and management recognize the importance of maintaining the trust and confidence of our employees, sales force, customers, vendors and other business partners, we have established an Information Security and Privacy group that has responsibility for executing a program to protect our data. This group identifies, tracks, and monitors risks in this area, and they follow standardized cybersecurity frameworks, including CIS and NIST-CSF, in measuring our security risks. We also have implemented a training program: all employees receive annual training, which is translated into multiple languages, and employees in elevated roles participate in more-frequent monthly training sessions. We also conduct unannounced phishing simulation exercises to help our employees remain vigilant against cybersecurity threats.

Human Capital Management

Our Board’s committees engage with our senior management and head of Human Resources regarding human capital management on a regular basis. Working with management, our Board’s committees oversee and receive reports on matters including culture, compensation, benefits, key talent succession planning, employee engagement, and diversity, equity and inclusion. Each year, our management also reports to the Executive Compensation Committee on management’s annual assessment of risks related to our compensation policies and practices. In addition, our Nominating and Corporate Governance Committee conducts annual performance reviews for our key executive officers, and these performance reviews include their performance on human capital management initiatives.

All employees are responsible for upholding the Nu Skin Code of Conduct and for striving to perpetuate the Nu Skin Way, our global culture aspiration, which includes the following principles:

− A force for good − Accountable and empowered − Bold innovators − Customer obsessed	− Direct and decisive − Exceptional − Fast speed − One global team

The Nu Skin Way forms the foundation of our human capital strategy and objectives. The three primary objectives of our human capital strategy are:

1.	Support the transformation of our business and culture to align with our business strategies and the Nu Skin Way;

2.	Leverage global diversity and build inclusion; and

3.	Simplify the employee experience through global alignment and optimization.

To measure our progress in achieving these objectives, we conduct a quarterly global employee survey, which also gathers employee feedback for purposes of designing our talent programs, rewards and benefits. Averaging an approximately 90% response rate during 2020, this survey generates valuable information for us to analyze and to act upon when appropriate. This survey yielded more than 60,000 data points each quarter, consisting of employee responses to each survey question. We also conducted focus groups with our employees to gather their feedback on the employee experience, including diversity, equity and inclusion matters.

We regularly review our employees' feedback to better align our human capital initiatives to the needs of our employees. For example, after receiving employee feedback that pointed toward a need to establish a more comprehensive diversity, equity and inclusion strategy, we hired a global head of diversity and inclusion and began conducting a periodic "Listen and Learn" series of employee panels to bring our workforce into a more inclusive experience. These and other diversity-related initiatives have helped us to achieve employee engagement scores in the top quintile of global companies of a similar size.

Evidencing the success of our human capital management initiatives, in 2020 we were recognized by the Direct Selling News as one of the best places to work in direct selling, the fifth consecutive year we have received this honor.

Sustainability

Our Board and senior management are engaged in our sustainability initiatives, and we endeavor to integrate sustainability-related risks and opportunities into our business strategy and operations. Our sustainability team reports annually to our Board and quarterly to our senior management. Focusing on three key areas—product, planet and people—some of our sustainability initiatives are as follows:

Product	−	Assess, score and improve the environmental impact score of all of our products by 2023
	−	Change all of our packaging to be recycled, recyclable, reusable, reduced or renewable by 2030

Planet	−	Reduce waste at our facilities through programs that encourage reducing, reusing and recycling, as well as initiatives to reduce electricity usage

People	−	Invest at least 50% of our Force for Good Foundation’s giving in communities and people that are providing essential resources to our planet and its inhabitants

Our 2020 sustainability accomplishments include the following:

−
Completing our previously announced goal of assessing, scoring and improving the environmental impact score of our top 20 products, as identified when we set this goal during 2019, saving an estimated 16.5 tons of paper and 21 tons of plastic during 2020;

−	Offering new bottles for our Nutricentials® line made from 100% post-consumer recycled plastic and tubes made from approximately 34% post-consumer recycled plastic;

−	Reducing by 70% the packaging materials for our Epoch® Baobab Body Butter by switching the packaging from jars to an environmentally friendly tube;

−	Winning nine sustainability awards for clean beauty products, sustainable sales leader efforts, and waste and packaging reductions; and

−	Helping build the Utah Sustainable Business Coalition as a founding member.

Board of Directors Meetings

The Board of Directors held eight meetings during 2020. Each director attended more than 75% of the total Board and respective committee meetings for the period in which they served during 2020. Although we encourage Board members to attend our annual meetings of stockholders, we do not have a formal policy regarding director attendance at annual stockholder meetings. All eight of our directors who were in office at the time of our 2020 annual meeting of stockholders attended that meeting.

At our 2020 annual meeting of stockholders, the proposal to re-elect Mr. Shen to our Board was approved by 68% of the votes cast "for" and "against." We understand that many of the "against" votes were due to Mr. Shen's 2019 Board and committee meeting attendance being 73%, which is below the 75% threshold  required by many of our investors' voting policies. Mr. Shen lives in Hong Kong, and although he attended all regularly scheduled meetings during 2019, he was unable to attend three special meetings that had not been on the planned meeting calendar set out for 2019 Board service. In all three cases, time zone differences and prior commitments prevented him from attending.

Our Board agrees that attendance is important. In response to the vote at our 2020 annual meeting, our Board took action to ensure it could serve the best interests of our stockholders, uphold its high standards of director responsibility and address the underlying reasons for the 2020 election result. In particular, our Board and committees have made it a higher priority to schedule meetings at times that are more compatible with the Hong Kong time zone, and have actually scheduled an increased proportion of meetings at such times. Mr. Shen informed us during 2020 that he plans to have at least 75% attendance going forward, and his 2020 attendance and 2021 attendance to date have exceeded that level.

Our Board continues to view Mr. Shen as a strong and valuable Board member. His knowledge of Mainland China, our largest market, and his depth of experience with financial and investment matters are very beneficial to the Board. In nominating Mr. Shen for re-election at our Annual Meeting, our Board specifically considered Mr. Shen's attendance and the 2020 election results and determined that re-nominating him is in the best interests of our stockholders due to the value he adds to the Board.

Board Committees

We have standing Audit, Executive Compensation, and Nominating and Corporate Governance Committees. Each member of the committees is independent within the meaning of the listing standards of the NYSE. In addition, the Audit Committee and the Executive Compensation Committee are composed solely of directors who meet additional, heightened independence standards applicable to members of these committees under the NYSE listing standards and rules of the Securities and Exchange Commission ("SEC").

The following table identifies the current membership of the committees and states the number of committee meetings held during 2020.

Director	Audit	Executive Compensation	Nominating and Corporate Governance
Daniel W. Campbell	✔	✔
Andrew D. Lipman		✔	Chair
Laura Nathanson		✔	✔
Thomas R. Pisano	✔	Chair
Zheqing (Simon) Shen			✔
Edwina Woodbury	Chair		✔
2020 Meetings	15	12	12

The Board has adopted a written charter for each of the committees, which are available in the “Corporate Governance” section of our Investor Relations website at ir.nuskin.com.

Audit Committee

The Audit Committee’s responsibilities include, among other things:

−	Selecting our independent auditor;

−	Overseeing the performance of our internal audit function and independent auditor;

−	Reviewing the activities and the reports of our independent auditor;

−	Approving in advance the audit and non-audit services provided by our independent auditor;

−	Reviewing our quarterly and annual financial statements and our significant accounting policies, practices and procedures;

−	Reviewing the adequacy of our internal controls and internal auditing methods and procedures;

−	Overseeing our compliance with legal and regulatory requirements;

−
Overseeing our risk assessment and risk management programs and plans related to our major financial risk exposures, operational risks related to information systems and facilities, and public disclosure and investor related risks; and

−
Conferring with the chairs of the Nominating and Corporate Governance Committee and Executive Compensation Committee regarding their respective oversight of our risk assessment and risk management programs and our related guidelines and policies.

The Board has determined that Ms. Woodbury and Mr. Campbell are Audit Committee financial experts as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC.

Executive Compensation Committee

The Executive Compensation Committee’s responsibilities include, among other things:

−	Establishing and administering our executive compensation strategy, policies and practices;

−
Reviewing and approving corporate goals and objectives relevant to the compensation to be paid to our CEO, Executive Chairman of the Board and other executive officers, evaluating the performance of these individuals in light of those goals and objectives, and determining and approving the forms and levels of compensation based on this evaluation;

−	Administering our equity incentive plans;

−	Overseeing our risk assessment and risk management programs and plans related to our compensation practices and human resources; and

−	Overseeing the reporting of executive compensation information in accordance with applicable rules and regulations.

Pursuant to its charter, the Executive Compensation Committee may delegate its authority to a subcommittee or subcommittees and may delegate authority to the CEO and Chairman of the Board to approve the level of incentive awards to be granted to specific non-executive officers, employees or other grantees subject to such limitations as may be established by the Executive Compensation Committee. For a discussion of the processes and procedures for determining executive and director compensation and the role of compensation consultants in determining or recommending the amount or form of compensation, see “Executive Compensation: Compensation Discussion and Analysis” and “Director Compensation.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include, among other things:

−	Making recommendations to the Board of Directors about the size and membership criteria of the Board or any committee thereof;

−	Identifying and recommending candidates for the Board and committee membership, including evaluating director nominations received from stockholders;

−	Annually reviewing CEO succession planning as well as succession planning and management development for other executive officer positions;

−	Leading the process of identifying and screening candidates for a new CEO when necessary, and evaluating the performance of the CEO and Executive Chairman;

−	Making recommendations to the Board regarding changes in compensation of non-employee directors and overseeing the evaluation of the Board and management;

−	Developing and recommending to the Board a set of corporate governance guidelines and reviewing such guidelines at least annually;

−
Overseeing our risk assessment and risk management programs and plans related to our corporate governance risks, operational risks not assigned to the Audit Committee, compliance and regulatory risks, and reputational risks; and

−
Overseeing our regulatory, legal and compliance obligations in the foreign countries in which we operate, as well as individual compliance programs developed to address specific legal and regulatory issues in the United States and foreign countries.

Board and Committee Evaluations

Our Board believes that a strong and constructive evaluation process is an important component of good corporate governance and helps to promote Board effectiveness. Our annual evaluation process, which is led by our Nominating and Corporate Governance Committee, focuses on both the Board and the Board committees.

The Nominating and Corporate Governance Committee reviews the format of our evaluation process each year to ensure that it remains robust and relevant. In 2020, we used a third-party facilitator to assist in conducting the evaluation in order to receive fresh perspectives on Board effectiveness and corporate governance practices and to encourage candor in the evaluation process. The facilitator collected feedback from each director and then led a discussion at an in-person meeting.

Compensation Committee Interlocks and Insider Participation

None of the directors who served on the Executive Compensation Committee during 2020 was:

−	A current or former officer or employee of our company;

−	A participant during 2020 in a related-person transaction that is required to be disclosed; or

−
An executive officer of another entity at which one of our executive officers served during 2020 on either the board of directors or the compensation committee, nor were any of our other directors an executive officer of another entity at which one of our executive officers served on the compensation committee.

Our Director Nomination Process

As indicated above, the Nominating and Corporate Governance Committee of the Board of Directors oversees the director nomination process. This committee is responsible for identifying and evaluating candidates for membership on the Board and recommending to the Board nominees to stand for election.

Minimum Criteria for Members of the Board. Each candidate to serve on the Board must possess the highest personal and professional ethics, integrity and values, and be committed to serving the long-term interests of our stockholders. In addition, our Corporate Governance Guidelines require that, to be nominated for re-election to our Board, an incumbent director must tender an irrevocable resignation that will be effective upon (i) the failure to receive the required vote for director election at the next annual meeting at which they face re-election and (ii) Board acceptance of such resignation. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may consider such other factors as it may deem appropriate, which may include, without limitation, professional experience; diversity of backgrounds, skills and experience at policy-making levels in business, government, financial, and other areas relevant to our global operations; experience and history with our company; and stock ownership.

We do not have a formal policy regarding the consideration of diversity in identifying Board nominees. However, our Board and our Nominating and Corporate Governance Committee believe that diversity is an important consideration in Board composition, as men and women of different skills, areas of expertise and experience, races, and ethnic backgrounds can contribute different and useful perspectives to help the Board, as a group, to more effectively oversee our business.

Process for Identifying, Evaluating and Recommending Candidates. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders if properly submitted to the committee. Stockholders wishing to recommend candidates should do so in writing to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601. The committee may also consider candidates proposed by current directors, management, employees and others. All such candidates who, after evaluation, are then recommended by the Nominating and Corporate Governance Committee and approved by the Board will be included in our recommended slate of director nominees in our proxy statement.

Procedures for Stockholders to Nominate Director Candidates at our Annual Meetings. Stockholders of record may also nominate director candidates for our annual meetings of stockholders by following the procedures set forth in our Bylaws. Please refer to the section below titled “Stockholder Proposals for 2022 Annual Meeting” for further information.

Communications with Directors

Stockholders or other interested parties wishing to communicate with the Board of Directors, the non-management directors as a group, the Lead Independent Director or any other individual director may do so in writing by addressing the correspondence to that individual or group, c/o Corporate Secretary, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601. All such communications will be initially received and processed by our Corporate Secretary. Accounting, audit, internal accounting controls and other financial matters will be referred to our Audit Committee chair. Other matters will be referred to the Board, the non-management directors, or individual directors as appropriate.

Additional Corporate Governance Information

We have adopted the following:

−
Code of Conduct. Our code of conduct applies to all of our employees, officers and directors, including our subsidiaries. Any amendments or waivers (including implicit waivers) regarding the Code of Conduct requiring disclosure under applicable SEC rules or NYSE listing standards will be disclosed in the “Corporate Governance” section of our Investor Relations website at ir.nuskin.com.

−
Corporate Governance Guidelines. Our corporate governance guidelines govern our company and our Board of Directors on matters of corporate governance, including responsibilities, committees of the Board and their charters, director independence, director qualifications, director compensation and evaluations, director orientation and education, director access to management, director access to outside financial, business and legal advisors and management development and succession planning.

Both of the above are available in the “Corporate Governance” section of our Investor Relations website at ir.nuskin.com. In addition, stockholders may obtain a print copy of either of the above, free of charge, by making a written request to Investor Relations, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601.

DIRECTOR COMPENSATION

Our Nominating and Corporate Governance Committee is responsible for evaluating director compensation from time to time, and when it determines that adjustments are appropriate, it recommends them to the Board of Directors for its consideration. The Nominating and Corporate Governance Committee has retained the services of Semler Brossy Consulting Group LLC as its independent compensation consultant to assist in the review of our director compensation program, to provide compensation data and alternatives, and to provide advice as requested. For additional information regarding our independent compensation consultant, see “Executive Compensation: Compensation Discussion and Analysis—Role of Compensation Consultant.”

The following table summarizes our non-employee director compensation program, which applies to each director besides Messrs. Lund and Wood because they receive compensation as executive officers of our company. The table shows the program as in effect during 2020 and the changes that were approved in early 2021 following the review of our director compensation program and will take effect as of June 1, 2021. The increases in retainers for leadership positions aim to more closely align with market practice. The increase in the annual equity award aims to better compensate the directors for an increased workload, particularly at the committee level, in a manner that maintains alignment with stockholder interests.

	2020 Program	Changes Approved in 2021
Annual cash retainer Board Committee	$85,000 $10,000 per committee	Unchanged
Additional annual cash retainer for leadership: Lead Independent Director Audit Committee Chair Other committee chairs	$20,000 $15,000 $10,000	$25,000 $20,000 $15,000
Meeting fees	None(1)	Unchanged
Annual equity award (restricted stock units)	$140,000 value	$150,000 value

(1)	The Board can approve meeting fees for participation in a special committee or other extraordinary circumstances.

In addition, we may compensate a director $1,500 per day for corporate events or travel that we require, and we may reimburse directors for certain expenses incurred in attending Board and committee meetings and other corporate events. We also provide company products to our directors for their use.

Pursuant to the terms of our Third Amended and Restated 2010 Omnibus Incentive Plan, the cash compensation and the aggregate grant date fair value (computed in accordance with applicable financial accounting rules) of awards under the Plan provided to any non-employee director during any single calendar year cannot exceed $750,000.

Director Compensation Table – 2020

The table below summarizes the compensation earned by or paid to each of our directors in 2020 except Mr. Wood, whose compensation is reported in the executive compensation tables. Mr. Wood serves as a director, but as a company employee he receives no compensation for his services as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Daniel W. Campbell	125,000	135,920	—	260,920
Andrew D. Lipman	130,000	135,920	—	265,920
Laura Nathanson	114,000	135,920	—	249,920
Thomas R. Pisano	124,000	135,920	—	259,920
Zheqing (Simon) Shen	96,500	135,920	—	232,420
Edwina D. Woodbury	129,000	135,920	—	264,920
Steven J. Lund	—	—	1,160,484(3)	1,160,484

(1)
On June 3, 2020, each of the directors listed above except for Mr. Lund, who is an employee, was granted 3,612 restricted stock units, which will vest on April 30, 2021. The amounts reported in this column reflect the aggregate grant date fair value of the restricted stock units. For this purpose, the value of the restricted stock units is discounted to reflect that no dividends are paid prior to vesting.

The outstanding stock and option awards held at December 31, 2020 by each of the listed individuals are as follows:

Name	Stock Awards	Option Awards
Daniel W. Campbell	3,612	15,000
Andrew D. Lipman	3,612	15,000
Laura Nathanson	3,612	—
Thomas R. Pisano	3,612	10,000
Zheqing (Simon) Shen	3,612	5,000
Edwina D. Woodbury	3,612	5,000
Steven J. Lund	—	—

(2)	This column reports our incremental cost for providing perquisites and other personal benefits to those directors whose total was at least $10,000, as well as other forms of compensation.

(3)
Consists of Mr. Lund’s compensation as an employee of the company for 2020: $570,022 in salary; a cash incentive plan bonus of $549,252; discretionary bonuses of $4,350 (consisting of the same payments made to corporate employees as described in footnote 2 of the Summary Compensation Table and a $3,500 bonus for reaching a years-of-service milestone); and $36,860 in other compensation, including $20,623 in premiums for life insurance, $11,400 in 401(k) contributions, company products, home security monitoring and premiums for long-term disability insurance.

EXECUTIVE COMPENSATION:
COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis (“CD&A”) describes our executive compensation programs and compensation decisions in 2020 for our named executive officers (“NEOs”), who for 2020 were:

Ritch N. Wood	Chief Executive Officer
Ryan S. Napierski	President
Mark H. Lawrence	Executive Vice President and Chief Financial Officer
Joseph Y. Chang	Executive Vice President of Product Development and Chief Scientific Officer
D. Matthew Dorny	Executive Vice President and General Counsel

Executive Summary

2020 Business Performance Highlights

Amidst a challenging year, our revenue increased 7% in 2020 to $2.58 billion, while earnings per share improved 17% to $3.63. Both our customer and sales leader numbers improved during the year, increasing 34% and 29%, respectively. These improvements came as a result of focusing on our growth strategy and capitalizing on opportunities available to us through our prior investments in product innovation, technology and manufacturing to build our customer base and empower our sales leaders.  We experienced strong growth in our Americas/Pacific, EMEA and Manufacturing segments. Additionally, we strengthened our balance sheet, repurchased more than five million shares of stock and increased our dividend for the 19th consecutive year.

We continue to believe we have the correct strategy in place to drive sustained growth in our business. Our growth strategy remains focused on three key elements:

−
Innovative Products. We are building on our history of offering innovative and effective products to our customers, highlighted by the recent success of our new ageLOC Boost™ device and Nutricentials Bioadaptive Skin Care™. We have a robust, multi-year roadmap for both beauty and wellness products and a new product personalization strategy, which we refer to as EmpowerMe.

−
Empowering Programs. With COVID-19 dramatically changing the way we live, work and interact, our talented sales force adopted our social commerce strategy by more efficiently and effectively connecting with consumers seeking innovative beauty and wellness products. Through our opportunity platform, our sales force can access hundreds of Nu Skin® personal care and Pharmanex® wellness products to meet their customers' personal needs, and we look forward to expanding this model across the world.

−
Digital Platform. We are focused on combining our new social commerce business model with the best of our traditional person-to-person model and expanding it into a socially enabled, digital-first affiliate business. Currently, more than 90% of our revenue flows from online transactions. We are rapidly leveraging technology to scale our business to grow our customers, and our efforts are paying off, as we reached more than 1.5 million active customers in 2020.

Our business strategy and the successes we achieved in 2020 reflect management’s strong motivation to achieve revenue growth and expand our customer base.

COVID-19 Response

At Nu Skin, our mission is to empower people to improve lives everywhere. This commitment was more important than ever in 2020 as so many of our customers, employees and members of our sales force managed through the COVID-19 pandemic. To this end, we took the following actions to protect and empower our community:

−
Customers. As always, all products are produced using our 6S Quality Assurance Process, which entails high standards for both safety and quality. In addition, we are conducting increased cleaning and sanitization procedures in our manufacturing and shipping facilities, while also screening employees before they enter our facilities.

−
Sales Force. With operations in approximately 50 markets, we have contributed to COVID-19 response efforts around the world and have provided regular guidance to our sales force with respect to applicable government-issued guidelines and recommendations. Many members of our sales force have kept in regular contact with their customers and teams through virtual tools, and we continue to support their ability to operate virtually with online ordering and direct shipping of products to end consumers.

−
Employees. We are fully committed to providing a safe and healthy work environment for our employees. Employees in the hardest-hit markets have been and still are working remotely where possible. For those employees who work in functions such as manufacturing and shipping who cannot work from home, we have strengthened guidelines and communications regarding hygiene practices and have added access to hand sanitizer stations throughout our facilities. In addition, we have implemented social-distancing practices within the workplace and increased cleaning and sanitization throughout our facilities. Finally, all non-essential employee travel has been suspended, and we are using digital resources to hold meetings and run the business.

2021 CEO Transition

On February 8, 2021, Mr. Wood informed the Board of Directors that he will retire as CEO, effective September 1, 2021. Mr. Wood has agreed to remain with our company through early 2022 to support the leadership transition by providing advice, guidance and assistance following the conclusion of his service as CEO.

On February 9, 2021, the Board appointed Mr. Napierski as the CEO, effective upon Mr. Wood’s departure as CEO in September 2021. It is anticipated that Mr. Napierski will begin taking on additional responsibilities over the next several months in preparation for the leadership transition in September.

On February 10, 2021, the Executive Compensation Committee (the "Committee") determined that Mr. Wood will continue with his current salary of $1,000,000 and target bonus percentage of 110% of salary until he steps down as CEO, at which time his annual salary will decrease to $550,000 and his target bonus percentage will be 60% for the remainder of his time with Nu Skin. The Committee also approved the grant of restricted stock units to Mr. Wood having a grant value of approximately $1,167,000 (approximately one-third of the value of his typical award), reflecting his one remaining year of service to our company. These restricted stock units will vest in full on February 15, 2022.

Mr. Napierski’s compensation as CEO will be determined at a later date. There are no arrangements or understandings between Mr. Napierski and any other person pursuant to which he was selected as CEO.

Our Commitment to Pay for Performance

The primary objectives of our executive compensation program are:

1.	To successfully recruit, motivate and retain experienced and talented executives; and

2.	To ensure pay for performance through incentives that

a.          Are tied to corporate and individual performance,

b.          Align the financial interests of our executives with those of our stockholders and

c.          Drive superior stockholder value.

The program, which is administered by the Committee, is intended to align actual compensation payments to actual performance and to adjust upward during periods of strong performance and downward when performance is short of expectations.

Our NEOs’ 2020 target compensation was divided into variable compensation (cash incentive bonus and equity awards) and fixed compensation (salary) as follows:

The following table describes the metrics upon which NEOs earn each component of variable compensation.

Cash Incentive Bonuses 20% of CEO 2020 Target Pay 24% of Other NEOs' 2020 Target Pay		Long-Term Incentives 62% of CEO 2020 Target Pay 47% of Other NEOs' 2020 Target Pay
Annual Incentive		Time-Based Restricted Stock Units (RSUs) 40% weighting	Performance-Based Stock Options 60% weighting
Measures one-year financial performance (2020)		Measures four-year stock price performance (2020-2023)	Measures one-year financial performance over three years (2020, 2021, 2022)
Metric: Adjusted revenue	Metric: Adjusted operating income	Metric: Stock price	Metric: Adjusted EPS
50% weighting	50% weighting
Incentivizes business growth	Incentivizes profitability and control of expenses	Aligns management with stockholders’ interests Promotes multi-year retention	Aligns management with stockholders’ interests Provides a balance to the top-line and operating-income metrics in the cash incentive bonus program
Both metrics are calculated on a constant-currency basis from the prior-year period and are adjusted to eliminate extraneous items such as the impact of accounting changes, losses or gains on settlements of litigation that began prior to 2020 and other unusual impacts at the Committee’s discretion.
Final value of award tied to stock price.
Adjusted EPS is calculated to eliminate extraneous items such as the impact of accounting changes, losses or gains on settlements of litigation that began prior to 2020 and other items that are unusual, non-recurring or outside of management’s control.

Our financial results for 2020 met or exceeded the performance goals established at the beginning of the year, and our 2020 cash incentive bonuses and the first tranche of our 2020 performance-based stock option awards ("PSO awards") were earned above target. That said, the financial results for 2020 fell below threshold for the 2018 and 2019 performance-based stock option awards as such goals, at the time they were set, did not fully anticipate the impact of certain headwinds that we would face, including government and media scrutiny of the health products and direct selling industries in Mainland China in 2019, our lack of a major product launch in 2019 and the COVID-19 pandemic in 2020. Consistent with our commitment to pay for performance, these 2018 and 2019 awards were not earned, nor were any adjustments made to them in response to the COVID-19 pandemic.

Performance-Based Award	Percent of Target Earned
2020 Cash Incentive Bonus(1)	161%
2018 PSO Awards – Tranche 3 of 3 (measuring 2020 results)(2)	0%
2019 PSO Awards – Tranche 2 of 3 (measuring 2020 results)(2)	0%
2020 PSO Awards – Tranche 1 of 3 (measuring 2020 results)(2)	200%

(1)	Contingent on 2020 adjusted revenue and adjusted operating income.

(2)	Represents the tranches of the respective three-year awards that were contingent on 2020 adjusted EPS, as determined at the time of grant.

2020 Say-on-Pay Vote

At our 2020 annual meeting of stockholders, 98% of the votes cast were in favor of our executive compensation program. When designing our 2021 executive compensation program, the Committee considered, among other things, the 2020 voting results and other feedback we received from our stockholders, which were viewed as supportive of our pay philosophy and incentive framework.

Continuing Adherence to Compensation Governance Best Practices
We have a framework of strong corporate governance related to compensation, illustrated as follows:
What We Do		What We Don’t Do
✔	Link pay outcomes directly to company and share price performance in support of a pay for performance philosophy
✗          No evergreen employment agreements
✗          No hedging or pledging of Nu Skin shares
✗          No excessive perquisites
✗          No excise tax gross-ups for NEOs
✗          No payment of current dividends on unvested equity
✗          No repricing of stock options without stockholder approval

✔	Utilize multiple, complementary incentive measures in the annual and long-term incentive plans that align with key drivers of stockholder value creation
✔          Utilize double-trigger change in control benefits
✔          Employ a comprehensive clawback policy
✔          Require robust equity retention for directors and executives
✔          Assess compensation risk annually
✔          Engage an independent compensation consultant

Stockholder Outreach

Continuing our annual stockholder outreach program, during 2020 we reached out to investors representing approximately 42% of our outstanding shares, generally covering holders of at least 1% of our outstanding shares. We value the input of our stockholders, and the outreach process is an opportunity to:

−
Solicit our stockholders’ feedback and better understand their perspectives on executive compensation so that the Committee can take those philosophies into account as it evaluates possible program changes;

−	Answer any questions that stockholders may have with respect to our existing programs and practices or past decisions; and

−	Establish a platform for ongoing dialogue with our stockholders.

Compensation Overview

Objectives

The primary objectives of our compensation program are to:

−	Successfully recruit, motivate and retain experienced and talented executives;

−	Provide competitive compensation arrangements that are tied to corporate and individual performance in the short- and long-term;

−	Align the financial interests of our executives with those of our stockholders; and

−	Drive superior stockholder value over the long-term.

The Committee, in consultation with management and the Committee’s independent advisors, oversees the executive compensation and benefits program for the company’s NEOs. The compensation program is comprised of a combination of base salary, an annual cash incentive and equity incentives, each intended to support the above-noted objectives.

Component of Compensation Program	Objective
Base Salary (Fixed Pay)	− Pay for role − Aids in recruitment and retention
Cash Incentive Plan (Short-Term Incentive)	− Pay for performance − Aligns with annual operating achievement − Aids in recruitment and retention
Equity Incentive Plan (Long-Term Incentive)	− Pay for performance − Aligns with stock price performance and multi-year operating achievement − Aids in recruitment and retention

We also provide retirement benefits in the form of a 401(k) plan and a deferred compensation plan, as well as limited perquisites and other personal benefits to executives that represent a small portion of their overall compensation.

Components of Compensation

For 2020, our NEOs’ target compensation consisted of the following components:

Base Salary

Base salaries are provided to reflect each NEO’s responsibilities, function, performance and competencies. In establishing and approving base salaries, the Committee considers various factors including:

−	Current market practices and salary levels;

−	Each executive officer’s responsibilities, experience in their position and capabilities;

−	Individual performance and company performance;

−	The relative role and contribution of each NEO in the company;

−	Competitive offers made to executive officers and the level of salary that may be required to recruit or retain executive officers; and

−	The recommendations of the CEO.

Base salaries for executive officers are typically reviewed annually, in the first quarter of each year. The Committee does not assign specific weights to the factors identified above but generally endeavors to establish base salaries that are competitive in relation to the peer group median in order to attract and retain qualified and effective executive officers.

In the first quarter of 2020, the Committee reviewed the base salaries of each of the NEOs in connection with the established annual review process and determined to increase the salaries by a range of 0% to 5%. The NEOs’ salaries, together with the prior salaries that were reviewed in the first quarter of 2020, are as follows:

Name	Prior Salary ($)	Adjusted Salary ($)	Increase ($)	Increase (%)
Ritch N. Wood	1,000,000	1,000,000	—	—
Mark H. Lawrence	500,000	525,000	25,000	5%
Ryan S. Napierski	700,000	725,000	25,000	4%
Joseph Y. Chang	660,000	675,000	15,000	2%
D. Matthew Dorny	510,000	510,000	—	—

Cash Incentive Bonus

Metrics. Cash incentive bonuses are measured based on achievement of goals related to adjusted revenue and adjusted operating income. These two metrics are equally weighted because management is responsible for both growing the business and increasing profitability, including control of expenses.

Metric	Weighting	Purpose	How Calculated
Adjusted revenue	50%	Incentivizes business growth
Both metrics are calculated on a constant-currency basis from the prior-year period and are adjusted to eliminate extraneous items such as the impact of accounting changes, losses or gains on settlements of litigation that began prior to 2020 and other unusual impacts at the Committee’s discretion.

Adjusted operating income	50%	Incentivizes profitability and control of expenses

Target Bonus. Cash incentive bonuses are computed based on the degree to which pre-determined goal performance levels are met or exceeded. If goal performance levels are met for a particular incentive period, a participant will earn a bonus equal to a pre-established percentage of salary, the “target bonus.” We set the target bonus as a percentage of base salary based on an executive officer’s position and responsibility and on market practices. The following table provides the target bonus percentage (as a percentage of salary) for each of our NEOs in 2020.

Named Executive Officer	2020 Target Bonus %
Ritch N. Wood	110%
Mark H. Lawrence	75%
Ryan S. Napierski	100%
Joseph Y. Chang	75%
D. Matthew Dorny	75%

Calculation of Bonus: Achievement of Performance Goals and Adjustment for Individual Performance. The precise percentage of target bonus that a participant will earn is based on the degree to which pre-determined performance levels are met or exceeded.

The 2020 cash incentive bonus program included a payout opportunity of 25% of target based on minimum level achievement of annual performance goals. Previously, this payout opportunity was 50%. No changes were made to the relationship between performance achievement and payout opportunity at the target and stretch levels.

Note that:

−	If actual results for a particular incentive period equal:

o	Goal performance levels – The bonus amount will be the participant’s target bonus amount for the incentive period.

o	Minimum performance levels – The bonus amount will be 25% of the participant’s target bonus amount for the incentive period.

o	Stretch performance levels – The bonus amount will be 200% of the participant’s target bonus amount for the incentive period.

−	Payouts are interpolated linearly if actual results fall between the minimum and goal measurement points or between the goal and stretch measurement points.

−	If the minimum adjusted operating income performance level is not met, no bonus is paid regardless of the adjusted revenue performance for that period.

−	If the minimum adjusted operating income performance level is met but the minimum adjusted revenue performance level is not, 12.5% of the target bonus for the incentive period is earned.

Notwithstanding the above methodology, the Committee may adjust an executive’s bonus based on factors it considers relevant, including individual performance and certain compliance-related objectives. The Committee did not exercise this discretion with respect to 2020 bonuses.

Establishment of 2020 Performance Goals. In establishing the performance levels, the Committee considered various factors, including industry, market and peer estimated growth rates; our recent performance and current business plans; general business and economic conditions; business risks; uncertainties due to COVID-19 and our company’s strategic objectives, which for 2020 included enhancing customer experiences across all our digital touch points, launch of our new ageLOC Boost beauty device system, and expanding our customer loyalty programs around the world to enhance retention and lifetime value.

After considering the above factors, the Committee set the 2020 performance goals, as outlined in the table below.

2020 Goals, Performance and Payout. The table below sets forth the 2020 performance goals, the actual performance, the percentage of the goal performance levels achieved and the percentage of the target bonus that was paid.

(dollar amounts in thousands)
Metric	2019 Result	2020 Targets			2020 Result	% of Goal Level Achieved	% of Target Bonus Paid
		Minimum	Goal	Stretch
Adjusted revenue (50% weighting)	$2,420,416	$2,175,000	$2,420,000	$2,662,000	$2,594,120	107.2%	172.0%
Adjusted operating income (50% weighting)	$267,426	$177,000	$217,000	$293,000	$254,436	117.3%	149.3%
Aggregate payout percentage, reflecting the weightings noted above:							160.6%

Our 2020 results, created in a year of extreme uncertainty, benefited from our strategic shift to become a more digital business, particularly in our Americas/Pacific and EMEA segments, as well as the current environment where consumers are spending more time online and working from home, together with the launch of ageLOC Boost. As a result, our adjusted revenue grew 7.2% over 2019 results. Adjusted operating income declined 4.9%. These results met and exceeded the performance goals established at the beginning of the year, and consistent with our commitment to pay for performance, the cash incentive awards were earned in 2020.

The percentage of target bonus paid does not rise or fall 1% for every 1% increase or decrease in the percentage of goal performance level achieved. For example, in 2020, we achieved 107.2% of our goal adjusted revenue level and paid 172.0% of the portion of target bonus that was based on adjusted revenue. Similarly, if our actual performance had been 99% of our goal adjusted revenue level, we would have paid less than 99% of the portion of target bonus that was based on adjusted revenue.

Calibration of Equity Awards

Aligning the interests of our executive officers with those of our stockholders is an important objective of our compensation program. To accomplish this objective, we tie a significant portion of our executive officers’ total compensation to our long-term stock performance through the grant of equity awards and to our equity retention guidelines, which require our executive officers to retain a specified amount of their equity. We also believe that equity compensation helps motivate executive officers to drive earnings growth because they will be rewarded with increased equity value, and assists in the retention of executive officers who may have significant value tied up in unvested equity awards.

We periodically review and adjust the level of our equity awards. We do not use a fixed formula or criteria in determining whether to adjust the level of equity awards, but subjectively evaluate a variety of factors, such as:

−          Practices of peer companies
−          Degree of responsibility for overall corporate performance
−          Overall compensation levels
−          Changes in position and/or responsibilities
−          Individual performance
−          Company performance
−          Total stockholder return

−          Degree of performance risk in the equity grant program
−          Potential dilution of our overall equity grants
−          Accumulated realized and unrealized value of past equity awards
−          Associated expenses of equity awards
−          The recommendations of the CEO
−          Data and context provided by our compensation consultant

Historically, we have referenced peer company compensation data for context on pay levels and performance requirements compared to our peers. We generally have not given significant consideration to the value of existing equity award holdings because we want to ensure that our equity compensation is competitive for the position on an annualized basis and we want to provide an incentive from the date of grant. However, we periodically review and consider the in-the-money value of existing award holdings of our executive officers in connection with our review of equity compensation practices to determine if wealth creation is aligning with performance and the amount of unvested equity in place for retention.

As reflected in the following table, the equity awards granted to the NEOs in 2020 were heavily weighted with performance-based awards, generally tracking the 60% weighting that the Committee adopted based on stockholder feedback.

2020 TARGET EQUITY AWARDS (1)
			Percentage Perf.-Based
Named Executive Officer	Perf.-Based Stock Options (2)	Time-Based RSUs	Number of Awards	Grant Date Fair Value
Ritch N. Wood	244,471	45,978	84%	56%
Mark H. Lawrence	69,849	13,137	84%	56%
Ryan S. Napierski	105,821	19,902	84%	56%
Joseph Y. Chang	49,593	9,327	84%	56%
D. Matthew Dorny	49,593	9,327	84%	56%

(1)
During 2020, the Board of Directors sought shareholder approval for an amendment to our 2010 Omnibus Incentive Plan to increase the authorized shares under the Plan, among other things. With limited shares available, performance-based stock options were granted as part of our annual grant cycle in February, and time-based restricted stock units were granted after approval of the amended Plan in June.

(2)
Reflects the number of shares of stock that become eligible for vesting or exercisable if performance is achieved at the goal performance level, the same number used for calculating grant date fair value for purposes of the Summary Compensation Table.

Use of Performance-Based Equity Awards

Although we consider time-based stock options to be performance-based because the stock price must increase after the grant for value to be realized, we believe that the performance nature of our equity grants is further enhanced by making a meaningful portion of equity grants in the form of performance-contingent stock options that are earned for achieving multi-year performance goals. To align management with our stockholders’ interests, the performance goals are tied to adjusted EPS, measured as diluted EPS excluding extraneous items such as the impact of accounting changes, losses or gains on settlements of litigation that began prior to 2020 and other items that are unusual, non-recurring or outside of management’s control. The adjusted EPS metric also provides a balance to the top-line and operating-income metrics in the cash incentive bonus program.

Consistent with our historical practice, NEOs earn 100% of their target award if performance is at goal level, and they earn 50% of their target award if performance is at the minimum level. The terms of the performance-based equity awards that were granted in 2019 and 2020 give NEOs the opportunity to earn up to 200% of their target award if performance meets certain pre-defined “super stretch” levels. This closely aligns the maximum payout opportunity with competitive practice and further strengthens our alignment with stockholders. The terms of the performance-based equity awards granted to the NEOs in 2018 limited the opportunity to earn up to 150% of their target award.

Our performance-based equity awards are divided into three equal tranches. The three tranches are contingent on performance over the year of the grant and the two following years, respectively. Although the grants measure three one-year periods, the goals for all three years are established up front at the time of grant to ensure a longer-term orientation without the “reset” of goals each year.

Performance-Based Equity Awards – Goals and Vesting

Our performance-based equity awards granted in the past several years have generally required continuous improvement in adjusted EPS results. They have been structured with three tranches, with vesting contingent on the achievement of adjusted EPS goals in the year of grant and in each of the two following years. The goals for all three of these one-year periods are set at the time of grant.

Awards Under 2018–2020 Compensation Programs. As illustrated in the table below, for performance-based equity awards granted in 2018 and 2019, the minimum goals for the year of grant required growth over the previous year’s actual adjusted EPS, and the minimum goals for the two subsequent years required adjusted EPS to be at or above the respective prior years’ target adjusted EPS.

In light of the anticipated negative impacts from the COVID-19 pandemic, the Committee established adjusted EPS goals for the first year of the 2020 performance-contingent equity awards at a level that was below the previous year’s actual adjusted EPS. While the goals for the two subsequent years required adjusted EPS growth for an equivalent payout, the ranges around target (to minimum and to maximum) were increased to reflect the increased uncertainty in the operating environment, particularly due to COVID-19, and no longer required growth above the prior year’s target at the minimum level.

	Minimum Goal ($)	Target Goal ($)	Maximum Goal ($)	Actual ($)	% Vested

2018 Award

➢ 2017 Adjusted EPS: 3.23(1)

2018 Adjusted EPS Tranche	3.33	3.52	3.73	3.61(2)	121%
2019 Adjusted EPS Tranche	3.52	3.70	3.92	3.10(3)	—
2020 Adjusted EPS Tranche	3.70	3.88	4.11	3.63(3)	—

2019 Award

➢ 2018 Adjusted EPS: 3.61(2)

2019 Adjusted EPS Tranche	3.68	3.98	4.38	3.10(3)	—
2020 Adjusted EPS Tranche	3.98	4.20	4.62	3.63(3)	—
2021 Adjusted EPS Tranche	4.20	4.45	4.97	TBD	TBD

2020 Award

➢ 2019 Adjusted EPS: 3.10(3)

2020 Adjusted EPS Tranche	2.00	2.50	3.60	3.63(3)	200%
2021 Adjusted EPS Tranche	2.10	2.62	3.78	TBD	TBD
2022 Adjusted EPS Tranche	2.21	2.75	3.97	TBD	TBD

(1)	As compared to our 2017 reported EPS of $2.36, our adjusted EPS reflects an adjustment of $0.87 to reflect the net impact of the 2017 tax reform legislation in the United States.

(2)
As compared to our 2018 reported EPS of $2.16, our adjusted EPS reflects adjustments totaling $1.45 from a charge associated with the conversion of our convertible notes in the first quarter of 2018, adoption of the new revenue standard under U.S. GAAP, the impairment and restructuring charges incurred in the fourth quarter of 2018, and both a gain and a charge associated with the acquisitions in the first quarter of 2018. These adjustments were permitted by the terms of the awards granted in 2018.

(3)	No adjustments were made to our 2019 reported EPS of $3.10 or our 2020 reported EPS of $3.63.

Time-Based Equity Awards

Each NEO received an annual time-based RSU grant in 2020. These RSUs will vest one-fourth each year, beginning on February 15 of the year following the grant.  The 2020 time-based RSU awards align management with stockholders’ interests and promote multi-year retention.

Retirement and Other Post-Termination Benefits

Our executive officers do not participate in any pension or defined benefit plan. We believe it is important for retention purposes to provide executive officers with a meaningful opportunity to accumulate savings for their retirement. To accomplish this objective, we maintain both a tax-qualified 401(k) plan and a nonqualified deferred compensation plan. We make a limited matching contribution for our employees, including NEOs, under the 401(k) plan. We also make contributions to each NEO’s deferred compensation plan account. Effective in 2021, our deferred compensation plan was modified to provide a matching contribution by the company for individual contributions up to a maximum of 5% of base salary. In addition, we generally make a discretionary contribution, expected to be reduced from the historical amount of 10% of salary to approximately 5% of salary.

As more fully described and quantified below in “Executive Compensation Tables and Accompanying Narrative—Narrative to Summary Compensation Table and Grants of Plan Based Awards Table—Employment Agreement with Mr. Chang” and in the table titled “Potential Payments Upon Termination or Change in Control,” we have an executive employment agreement with Mr. Chang that provides for certain termination benefits. The Committee has also adopted an Executive Severance Policy that applies to all of our NEOs.

We do not provide excise tax gross-up protection to any of our NEOs. Any cash severance payment under these arrangements or accelerated vesting of equity in connection with a change in control requires a qualifying termination of employment. We believe these double-trigger post-termination benefits provide reasonable protections to employees who may be terminated following a change in control. They also assist us in retaining their services in the event of a potential change in control. We believe such arrangements are in the best interests of our company and our stockholders if they are reasonable in amount and scope, because they can help to retain key employees during a change in control process.

Perquisites and Other Benefits

We provide our executive officers and other key employees with other limited benefits and perquisites. These consist of, among other things, payments for term life insurance, use of company-owned properties, sporting event tickets, company products and sales force event-related spouse travel. We do not reimburse executive officers for the income taxes associated with these perquisites except for limited business-related perquisites such as spouse travel to sales force events where the spouse is expected to attend and help entertain and participate in events with our sales force and their spouses. We have elected to pay the income taxes for these business-related perquisites because we believe they are business expenses. These benefits generally represent a very small portion of an executive officer’s overall compensation and provide a benefit to us and our stockholders. Mr. Napierski additionally received tax payments associated with income received as a result of his former expatriate assignment. The amount of these benefits is included in footnote 5 to the Summary Compensation Table.

Process for Determining Compensation

Role of Executive Compensation Committee and Chief Executive Officer

The Committee is responsible for establishing and administering our executive compensation program. The Committee participates in the performance evaluation process of the Chairman and of the CEO, which process is led by the Nominating and Corporate Governance Committee. The Committee is then responsible for setting their compensation. The CEO, with oversight by the Nominating and Corporate Governance Committee, is responsible for evaluating the performance of the other executive officers and then making recommendations to the Committee with regard to the compensation packages for these officers. The Committee reviews any such recommendations and has the authority to approve, revise or reject such recommendations.

Role of Compensation Consultant

The Committee has retained the services of Semler Brossy Consulting Group LLC (“Semler Brossy”) as its independent compensation consultant to assist in the review of our executive compensation program, to provide compensation data and alternatives to the Committee, and to provide advice to the Committee as requested, including limited advice regarding employee equity grants and the compensation programs of our subsidiary companies when requested by the Committee. The Committee utilizes the compensation data and alternatives provided by the compensation consultant to analyze compensation decisions in light of current market rates and practices. During 2020, Semler Brossy did not perform any work for us outside of the services performed for the Committee and for the Nominating and Corporate Governance Committee with respect to director compensation.

The Committee annually reviews the independence of its compensation consultant in light of SEC rules and NYSE Listed Company Rules regarding compensation consultant independence and has concluded that Semler Brossy is independent from the company and has no conflicts of interest related to its engagement by the Committee.

Use of Competitive Data

The Committee uses peer group information in making compensation decisions. The Committee compares compensation proposals to the compensation practices of a peer group of publicly-traded companies that compete with us broadly in the consumer products industry—with a preference for those with a direct selling business model—and are similar in size to us.

The Committee reviews and updates the peer group from time to time to ensure it is utilizing an appropriate group in terms of size and relevance. Following such a review, in 2018 the Committee determined to update the peer group such that it would include fewer companies larger than 200% of our revenue and market capitalization, position Nu Skin closer to the peer median for revenue, and make the group represent our company’s most direct competitors from a business-model and product-focus perspective. At the time that the peers were approved in 2018, Nu Skin’s revenue was 7% below the peer median for revenue.

Following a review of the peer group, in November 2019, the Committee determined to update the peer group to ensure it continued to reflect companies in our industry and approximate revenue size. As a result, the Committee removed GNC Holdings, Inc. from the peer group and added Spectrum Brands Holdings, Inc. Following this change in peers, Nu Skin’s revenue was 13% above the peer median for revenue. The newly constituted peer group was used in making compensation decisions for 2020, and it consists of the following companies:

− Avon Products, Inc.(1)	− Primerica, Inc.
− Church & Dwight Co., Inc.	− Revlon, Inc.
− Edgewell Personal Care Company	− Sally Beauty Holdings, Inc.
− The Hain Celestial Group, Inc.	− Sensient Technologies Corporation
− Helen of Troy Limited	− Spectrum Brands Holdings, Inc.
− Herbalife Nutrition Ltd.	− Tupperware Brands Corporation
− International Flavors & Fragrances Inc.	− USANA Health Sciences, Inc.
− Prestige Consumer Healthcare Inc.

(1)	Acquired by Natura &Co Holding S.A., a Brazilian corporation, in January 2020.

In August 2020, the Committee removed Avon Products, Inc. from the peer group due to its acquisition  by Natura &Co Holding S.A. Following this change in peers, Nu Skin’s revenue was 6% above the peer median for revenue. The newly constituted peer group was used in making compensation decisions for 2021.

Mix of Compensation

When the Committee reviews an executive officer’s compensation, it does not use a specific formula or allocation target to establish the level or mix of total compensation. Rather, it exercises judgment in determining a compensation package that is appropriate to accomplish our compensation objectives under the circumstances applicable to the executive officer. The Committee also reviews the relative mix of compensation provided by other companies in our peer group for context and tries to ensure each component is competitive. Historically, we have tied a substantial amount of compensation to corporate performance under our cash incentive plan and equity incentive plan.

The Committee also reviews each executive officer’s total compensation as a market check against the total compensation of executive officers in our peer group. This total compensation review focuses on base salary, cash bonuses, and valuation of equity grants using grant date valuations. The Committee periodically reviews perquisites and retirement benefits to confirm that they remain relatively consistent with the value of perquisites and retirement benefits provided by our peer companies.

Risks Arising From Compensation Policies and Practices

In establishing and reviewing the components of compensation, the Committee considers potential risks associated with such components. In addition, our management conducted a review of our compensation policies and practices for employees and concluded that risks arising from our compensation policies and practices for employees are not reasonably likely to have a material adverse effect on us.

In reaching this conclusion, our management considered the following factors:

−
Our compensation programs are market driven and balance short-term incentives with significant long-term equity incentives. Performance-contingent equity awards provide additional long-term incentives to our key employees and executive officers. In addition, our equity retention guidelines help to ensure that a portion of our executives’ equity incentives remains tied to our long-term performance.

−
Our global cash incentive compensation is based on revenue and profitability, which are core measures of performance. In addition, substantially all of our revenue is received through cash or credit card payments, as opposed to other credit arrangements, which minimizes risk associated with our revenue-based incentives. Additionally, the Board of Directors and management regularly review the business plans and strategic initiatives, including related risks, proposed to achieve such performance metrics.

−	A substantial portion of compensation is provided in the form of long-term equity incentives with multi-year vesting.

−
We do not allow engagement in speculative trading or hedging. Our policies prohibit all of our directors and employees, including executive officers, from holding our stock in margin accounts and from engaging in speculative transactions in our stock, including short sales, options or hedging transactions. Our directors and employees, including executive officers, also are prohibited from pledging their securities in our company.

Other Compensation-Related Governance

Clawback Policy

Pursuant to our Third Amended and Restated 2010 Omnibus Incentive Plan (the "Plan"), any and all awards granted under the Plan will be canceled if the participant violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise engages in activity or material misconduct that is in conflict with or adverse to our interests, including conduct contributing to any financial restatements or financial irregularities, as determined by the Committee. In addition, all compensation awarded under our current and prior plans will be subject to recovery or other penalties pursuant to (i) any future clawback policy of the company, as may be adopted or amended from time to time; (ii) any clawback provision set forth in an award agreement; and (iii) any applicable law, rule or regulation or applicable stock exchange rule, including, without limitation, Section 304 of the Sarbanes-Oxley Act of 2002, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Section 10D of the Securities Exchange Act of 1934 and any applicable stock exchange listing rule adopted pursuant thereto. Further, if we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, the Committee may terminate any awards granted under our current and prior plans and/or require any participant to reimburse us for the amount of any payment or benefit received with respect to such awards to the extent they would not have been earned or accrued after giving effect to the restatement.

Consistent with the Plan, our equity incentive awards and our cash incentive awards contain cancellation, clawback and recoupment provisions that allow the Committee to recover an executive’s gains from such awards if the executive materially breaches certain obligations or covenants, including non-competition, non-solicitation and non-disclosure covenants, or willfully engages in or is convicted of certain illegal activity, fraud or other misconduct. In such event, we may terminate the outstanding awards of such executive and recover any gains from the awards during the twelve months preceding the act or anytime thereafter. Our cash incentive awards and performance-based equity awards additionally include similar cancellation, clawback and recoupment provisions that apply in the case of a financial restatement to the extent the award would not have been earned or accrued after giving effect to the restatement.

Equity Retention Guidelines

Our equity retention guidelines are designed to motivate our executive officers and directors to consider the long-term consequences of business strategies and to provide a level of long-term performance risk with respect to our compensation programs. These guidelines generally require executive officers and directors to retain 50% of the net shares (after payment of the exercise price and related taxes) with respect to any equity award unless the individual holds a number of shares having a value equal to a multiple of his or her base salary (for executives) or annual cash retainer (for non-management directors), as follows:

Position	Multiple of Base Salary or Annual Retainer
CEO	6.0
Other Executives	2.5
Non-Employee Directors	5.0

The ownership levels are phased in over five years from January 1 of the year following the date of appointment or election to one’s position as an executive officer or director. In determining whether an executive officer or director satisfies the designated ownership levels, we count shares owned outright or beneficially by the individual or an immediate family member residing in the same household, as well as a portion of the individual’s unvested time-based restricted stock units. We do not count vested or unvested options.

As of March 31, 2021, all of our NEOs and directors were retaining equity awards consistent with the guidelines, and all of our NEOs and directors who had served in their positions for the five-year phase-in period owned the amount of stock designated for their job positions.

Indemnification and Advancement of Expenses

We have entered into indemnification agreements with each of our directors and executive officers, pursuant to which these individuals will be indemnified for certain liabilities and will be advanced certain expenses that have been incurred as a result of actions to which they were, are, or are threatened to be made a party, or actions otherwise involving them, in connection with their service to the company. The indemnification agreements also include related provisions outlining the procedures for obtaining such benefits, and they generally require us to obtain and maintain director and officer liability insurance.

Tax Limitations on Deductibility

Section 162(m) of the Internal Revenue Code precludes us from taking a federal income tax deduction for compensation paid in excess of $1 million to our “covered employees” (which include the CEO, CFO and our three other most highly-compensated NEOs, as well as any other individuals who were covered employees in any prior tax year after 2016). While the Committee has generally taken into consideration the tax deductibility of executive compensation, the Committee believes that the primary purpose of our compensation program is to support our business strategy and the long-term interests of our stockholders. Therefore, the Committee has maintained the flexibility to award compensation that may not be tax deductible if doing so furthers the objectives of our executive compensation program.

Under the U.S. tax reform legislation that was enacted in December 2017, the definition of “covered employee” was expanded to include the CFO and covered employees from previous tax years. In addition, the exception to the Section 162(m) deduction limit for performance-based compensation was repealed for tax years beginning after December 31, 2017, subject to certain transition rules. Despite these new limits on the deductibility of performance-based compensation, the Committee continues to believe that a significant portion of our NEOs’ compensation should be tied to performance, and it designed our 2018, 2019 and 2020 executive compensation programs accordingly. We currently expect that any compensation amounts over $1 million paid to any covered employee will no longer be deductible unless they qualify for transition relief applicable to certain arrangements in place as of November 2017.

Executive Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis that is included in this proxy statement. Based on such review and discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

EXECUTIVE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Thomas R. Pisano, Chairman
Daniel W. Campbell
Andrew D. Lipman
Laura Nathanson

EXECUTIVE COMPENSATION TABLES AND ACCOMPANYING NARRATIVE

Summary Compensation Table

The following table summarizes the total compensation of each of the named executive officers (“NEOs”) for 2018, 2019 and 2020, as calculated in accordance with SEC rules. The amounts in the “Stock Awards” and “Option Awards” columns do not necessarily reflect the amounts actually earned by the NEOs because they include performance-based equity awards that were granted during the respective year regardless of whether and when they are ultimately earned, based on company performance.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

Ritch N. Wood Chief Executive Officer	2020	1,000,038	850	1,642,334	2,100,006	1,766,600	126,730	6,636,559
	2019	991,667	—	1,322,140	2,111,047	—	145,526	4,570,379
	2018	941,667	40,333	611,385	2,547,233	1,794,993	129,999	6,065,610

Mark H. Lawrence Executive VP and Chief Financial Officer	2020	520,853	850	469,254	600,003	632,363	77,136	2,300,459
	2019	491,667	—	1,992,713	542,844	—	98,170	3,125,393
	2018	445,833	19,500	171,950	716,400	637,694	73,682	2,065,059

Ryan S. Napierski President	2020	720,861	3,350	710,899	909,002	1,164,350	104,163	3,612,626
	2019	687,500	—	572,325	913,788	—	122,658	2,296,272
	2018	620,833	26,792	277,046	1,154,226	1,062,825	330,815	3,472,537

Joseph Y. Chang Executive VP of Product Dev. and Chief Scientific Officer	2020	672,526	850	333,160	426,004	813,038	102,386	2,347,964
	2019	653,333	—	268,229	428,239	—	124,299	1,474,100
	2018	616,667	26,583	135,634	565,166	878,602	108,417	2,331,069

D. Matthew Dorny Executive VP and General Counsel	2020	510,020	850	333,160	426,004	614,295	69,451	1,953,780
	2019	504,167	—	268,229	428,239	—	77,063	1,277,698
	2018	472,833	22,542	135,634	565,166	673,123	67,260	1,936,558

(1)
Messrs. Lawrence, Napierski, Dorny and, through 2019, Chang deferred a portion of their salaries under our nonqualified Deferred Compensation Plan, which is included in the Nonqualified Deferred Compensation – 2020 table. Each of the NEOs also contributed a portion of his salary to our 401(k) retirement savings plan.

(2)
The amounts reported in this column for 2020 consist of (i) a gift payment made to all corporate employees as a year-end holiday gift; (ii) cash payments made to all corporate employees in lieu of summer and holiday company parties that were canceled due to the COVID-19 pandemic; and (iii) in the case of Mr. Napierski, a $2,500 bonus for reaching a years-of-service milestone.

(3)
The amounts reported in these columns reflect the aggregate grant date fair value of equity awards computed in accordance with FASB ASC Topic 718 and, for performance-based awards, are based on the probable outcome of the performance conditions as of the grant date. The amounts do not represent amounts actually received by the NEOs. For this purpose, the estimate of forfeitures is disregarded, and the value of the stock awards is discounted to reflect that no dividends are paid prior to vesting. For information on the valuation assumptions used in calculating these amounts, refer to Note 9 to our financial statements in the Form 10-K filed for the fiscal year ended December 31, 2020.

The aggregate grant date fair value of the 2020 performance-based option awards, assuming achievement of the maximum performance level, would be: Mr. Wood – $4,200,012; Mr. Lawrence – $1,200,006; Mr. Napierski – $1,818,005; Mr. Chang – $852,008; and Mr. Dorny – $852,008.

(4)
See “Executive Compensation: Compensation Discussion and Analysis—Cash Incentive Bonus” for information regarding the amounts reported in this column. For years in which non-equity incentive bonuses were earned, Messrs. Lawrence, Napierski and Dorny deferred a portion of certain of these bonuses under our nonqualified Deferred Compensation Plan, which deferrals are reflected in the Nonqualified Deferred Compensation – 2020 table.

(5)	The following table describes the components of the All Other Compensation column for 2020 in the Summary Compensation Table.

Name	Company Contributions to Deferred Compensation Plan ($)	Company Contributions to 401(k) Retirement Savings Plan ($)	Perquisites and Other Personal Benefits ($)(a)	Other ($)(b)	Total ($)
Ritch N. Wood	100,000	11,400	13,952	1,378	126,730
Mark H. Lawrence	52,500	11,400	10,644	2,592	77,136
Ryan S. Napierski	72,500	11,400	9,686	10,577	104,163
Joseph Y. Chang	67,500	11,400	11,885	11,601	102,386
D. Matthew Dorny	51,000	11,400	5,494	1,556	69,451

(a)
This column reports our incremental cost for perquisites and personal benefits provided to the NEOs. In 2020, these included the personal use of company-provided properties; tickets, travel and hospitality for sporting events; company products; and tax-planning advice.

(b)
This column includes premiums for long-term disability insurance, and premiums for term life insurance with coverage, as of December 31, 2020, of $750,000 for each NEO. The amount paid for Mr. Chang’s term life insurance policy was $11,061. This column also includes $9,265 in tax payments associated with Mr. Napierski’s income received as a result of his former expatriate assignment. For further discussion regarding tax payments, see “Executive Compensation: Compensation Discussion and Analysis—Perquisites and Other Benefits.” Portions of Mr. Napierski’s tax payments were paid in Japanese yen. The amounts were converted to U.S. dollars using a weighted average exchange rate for the month in which the payment was made. During 2020, these exchange rates ranged from 103.8 to 109.9 Japanese yen per U.S. dollar.

Grants of Plan-Based Awards – 2020

The following table provides information about equity and non-equity incentive plan awards granted to each NEO in 2020.

			Estimated Possible Payouts under non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards
Name	Grant Date(1)	Date of Executive Compensation Committee Approval	Threshold ($)(2)	Target ($)(2)	Max ($)(2)	Threshold (#)(3)	Target (#)(3)	Max (#)(3)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Exercise or Base Price of Option Awards ($)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Ritch N. Wood
	2/15/2020	2/7/2020				122,236	244,471	488,942		30.45	2,100,006
	6/3/2020	2/7/2020							45,978		1,642,334
	N/A		137,500	1,100,000	2,200,000

Mark H. Lawrence
	2/15/2020	2/7/2020				34,925	69,849	139,698		30.45	600,003
	6/3/2020	2/7/2020							13,137		469,254
	N/A		49,219	393,750	787,500

Ryan S. Napierski
	2/15/2020	2/7/2020				52,911	105,821	211,642		30.45	909,002
	6/3/2020	2/7/2020							19,902		710,899
	N/A		90,625	725,000	1,450,000

Joseph Y. Chang
	2/15/2020	2/7/2020				24,797	49,593	99,186		30.45	426,004
	6/3/2020	2/7/2020							9,327		333,160
	N/A		63,281	506,250	1,012,500

D. Matthew Dorny
	2/15/2020	2/7/2020				24,797	49,593	99,186		30.45	426,004
	6/3/2020	2/7/2020							9,327		333,160
	N/A		47,813	382,500	765,000

(1)
Equity awards having a grant date of 2/15/2020 and all non-equity incentive plan awards were granted pursuant to our Second Amended and Restated 2010 Omnibus Incentive Plan. Equity awards having a grant date of 6/3/2020 were pursuant to our Third Amended and Restated 2010 Omnibus Incentive Plan, with each grant contingent upon stockholder approval of that Plan. Stockholder approval occurred at our 2020 Annual Meeting of Stockholders on 6/3/2020.

(2)
The amounts reported in these columns reflect potential payouts under our 2020 executive cash incentive plan if the respective levels of performance were achieved for the year. The amounts reported in the Threshold column reflect the potential payout if any company performance metric was at the minimum level required to receive a bonus. The amounts reported in the Target and Max columns reflect the potential payout if all company performance metrics were at goal and maximum performance levels, respectively.

(3)
The awards reported in these columns are performance-based stock options granted under our Second Amended and Restated 2010 Omnibus Incentive Plan. The amounts reported in the Threshold, Target and Max columns reflect the potential number of options that become eligible for vesting or exercisable if certain financial metrics are achieved at the minimum, goal and maximum levels, respectively.

(4)
This column shows the exercise price for the stock option awards, which is the closing price of our stock on the grant date or, if the grant date was a weekend or holiday, the last preceding date on which a closing price was reported.

(5)
The amounts reported in this column reflect the aggregate grant date fair value of equity awards computed in accordance with FASB ASC Topic 718 and, for performance-based awards, are based on the probable outcome of the performance conditions as of the grant date. For this purpose, the estimate of forfeitures is disregarded, and the value of the stock awards is discounted to reflect that no dividends are paid prior to vesting. For information on the valuation assumptions used in calculating these amounts, refer to Note 9 to our financial statements in the Form 10-K filed for the fiscal year ended December 31, 2020.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreement with Mr. Chang

We have an executive employment agreement with Mr. Chang. Among other things, this agreement provides that:

−
Time-based equity awards granted to Mr. Chang will fully vest upon certain terminations of employment within six months prior to and in connection with, or within two years following, a change in control;

−	Mr. Chang will be bound by certain covenants, including non-solicitation, non-competition and non-endorsement, that are in addition to, or supersede, previous key employee covenants;

−	Mr. Chang will be entitled to certain termination payments, as described in “Executive Compensation Tables and Accompanying Narrative—Potential Payments Upon Termination or Change in Control” below.

Equity Awards and Non-Equity Incentive Plan Awards

For information on the terms of the equity awards and non-equity incentive plan awards that were granted to NEOs during 2020, see “Executive Compensation: Compensation Discussion and Analysis” and the footnotes to the Outstanding Equity Awards at Fiscal Year-End – 2020 table. The NEOs received actual bonuses for fiscal year 2020 in the amounts shown in the "Non-Equity Incentive Plan Compensation" column of the 2020 Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End – 2020

The following table provides information on each NEO’s holdings of equity awards as of December 31, 2020.

		Option Awards					Stock Awards
Name and Award Type (1)	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)(3)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
Ritch N. Wood
SO	3/31/2014	6,800		82.85	3/31/2021
SO	12/17/2014	6,800		39.51	12/17/2021
SO	3/10/2015	6,800		54.97	3/10/2022
SO	12/18/2015	6,800		37.58	12/18/2022
SO	3/2/2016	136,600		30.63	3/2/2023
PSO	3/2/2016	54,525		30.63	3/2/2023
PSO	3/4/2017	58,306		50.68	3/4/2024
RSU	3/4/2017					6,300	344,169
PSO	3/8/2018	41,753	17,253	71.99	3/8/2025
RSU	3/8/2018					4,444	242,776
PSO	2/15/2019		35,571	63.09	2/15/2026
RSU	2/15/2019					16,643	909,207
PSO	2/15/2020		488,942	30.45	2/15/2027
RSU	6/3/2020					45,978	2,511,778

Mark H. Lawrence
PSO	3/27/2017	14,422		54.23	3/27/2024
RSU	3/27/2017					2,050	111,992
PSO	3/8/2018	11,742	4,853	71.99	3/8/2025
RSU	3/8/2018					1,250	68,288
PSO	2/15/2019		9,147	63.09	2/15/2026
RSU	2/15/2019					4,280	233,816
RSU	2/15/2019					18,493	1,010,273
PSO	2/15/2020		139,698	30.45	2/15/2027
RSU	6/3/2020					13,137	717,674

Ryan S. Napierski
SO	12/18/2015	6,800		37.58	12/18/2022
SO	12/18/2015	50,000		37.58	12/18/2022
SO	3/2/2016	77,800		30.63	3/2/2023
PSO	3/2/2016	30,913		30.63	3/2/2023
PSO	3/4/2017	32,224		50.68	3/4/2024
RSU	3/4/2017					2,600	142,038
PSO	3/8/2018	18,919	7,818	71.99	3/8/2025
RSU	3/8/2018					2,014	110,025
PSO	2/15/2019		15,398	63.09	2/15/2026
RSU	2/15/2019					7,204	393,555
PSO	2/15/2020		211,642	30.45	2/15/2027
RSU	6/3/2020					19,902	1,087,246

		Option Awards					Stock Awards
Name and Award Type (1)	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)(3)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
Joseph Y. Chang
SO	3/31/2014	6,800		82.85	3/31/2021
SO	3/10/2015	6,800		54.97	3/10/2022
SO	12/18/2015	6,800		37.58	12/18/2022
SO	3/2/2016	90,600		30.63	3/2/2023
PSO	3/2/2016	42,485		30.63	3/2/2023
PSO	3/4/2017	18,562		50.68	3/4/2024
RSU	3/4/2017					1,125	61,459
PSO	3/8/2018	9,264	3,828	71.99	3/8/2025
RSU	3/8/2018					986	53,865
PSO	2/15/2019		7,216	63.09	2/15/2026
RSU	2/15/2019					3,376	184,431
PSO	2/15/2020		99,186	30.45	2/15/2027
RSU	6/3/2020					9,327	509,534

D. Matthew Dorny
SO	3/31/2014	5,000		82.85	3/31/2021
SO	12/17/2014	4,900		39.51	12/17/2021
SO	3/10/2015	5,000		54.97	3/10/2022
SO	12/18/2015	6,000		37.58	12/18/2022
SO	3/2/2016	52,000		30.63	3/2/2023
PSO	3/2/2016	41,235		30.63	3/2/2023
PSO	3/4/2017	18,562		50.68	3/4/2024
RSU	3/4/2017					1,125	61,459
PSO	3/8/2018	9,264	3,828	71.99	3/8/2025
RSU	3/8/2018					986	53,865
PSO	2/15/2019		7,216	63.09	2/15/2026
RSU	2/15/2019					3,376	184,431
PSO	2/15/2020		99,186	30.45	2/15/2027
RSU	6/3/2020					9,327	509,534

(1)	Award types are as follows:
SO: Time-Based Stock Options
RSU: Time-Based Restricted Stock Units
PSO: Performance-Based Stock Options

(2)
Performance-Based Stock Options vest in three equal tranches based on the achievement of adjusted EPS performance levels, measured in terms of diluted EPS excluding certain predetermined items. Vesting occurs on the later of one year following the grant date and the Committee’s approval of the calculation of adjusted EPS for the respective tranche. Vesting of the target amount of PSOs is accelerated upon the participant’s termination (including constructive termination) in connection with a change in control. Any portions of the tranches that do not become eligible for vesting will immediately terminate following the later of one year following the grant date and the Committee’s approval of the calculation of adjusted EPS for such tranche.

Grant Date	Vesting Schedule
3/8/2018
A portion of the first tranche vested based on adjusted EPS achieved in 2018. No portion of the second or third tranche vested based on adjusted EPS achieved in 2020, and these tranches therefore terminated as of February 7, 2020 and February 10, 2021, respectively.

2/15/2019
No portion of the first or second tranche vested based on adjusted EPS achieved in 2019 and 2020, and these tranches therefore terminated as of February 15, 2020 and February 10, 2021. The portion of the third tranche that vests will be determined by adjusted EPS reaching pre-determined levels in 2021.

2/15/2020
The first tranche vested in full based on adjusted EPS achieved in 2020. The portions of the second and third tranches that vest will be determined by adjusted EPS reaching pre-determined levels in 2021 and 2022, respectively.

(3)
In accordance with SEC rules, these columns report the potential number of options that become eligible for vesting or exercisable if performance is at the minimum level required for any options to become eligible for vesting or exercisable, except that, based on 2020 results, the PSOs granted on 2/15/2020 are reported at the maximum level.

(4)	Time-Based Restricted Stock Units

Grant Date	Vesting Schedule
3/4/2017	Vest in four equal annual installments, the first of which vested on March 4, 2018.
3/27/2017	Vest in four equal annual installments, the first of which vested on March 2, 2018.
3/8/2018	Vest in four equal annual installments, the first of which vested on February 15, 2019.
2/15/2019
Vest in four equal annual installments, the first of which vested on February 15, 2020, except for Mr. Lawrence’s award of 18,493 RSUs, which vests in three equal annual installments, the first of which vested on February 15, 2020.

6/3/2020	Vest in four equal annual installments, the first of which vested on February 15, 2021.

(5)	The market value of the restricted stock units reported in these columns is based on the closing market price of our stock on December 31, 2020, which was $54.63.

Option Exercises and Stock Vested – 2020

The following table provides information on stock option exercises and vesting of stock awards for each NEO during 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
Ritch N. Wood	—	—	14,070	397,688
Mark H. Lawrence	—	—	13,348	394,762
Ryan S. Napierski	48,000	1,046,951	6,009	170,286
Joseph Y. Chang	6,800	72,478	2,744	78,065
D. Matthew Dorny	18,600	382,943	2,744	78,065

(1)	All option exercises were pursuant to Rule 10b5-1 trading plans adopted by the NEOs.

(2)
Value realized on exercise of stock options is equal to the number of options exercised multiplied by the market value of our common stock at exercise less the exercise price, and is calculated before payment of any applicable withholding taxes and broker commissions.

(3)
Value realized on vesting of restricted stock units is equal to the number of restricted stock units vested multiplied by the market value of our common stock on the vesting date, and is calculated before payment of any applicable withholding taxes and broker commissions.

Nonqualified Deferred Compensation

Pursuant to our nonqualified Deferred Compensation Plan (the "DCP"), certain employees, including the NEOs, may elect to defer up to 80% of their base salary and up to 100% of cash incentive bonus (minus applicable withholding requirements) that otherwise would be payable in a calendar year. Deferral elections are made prior to the calendar year in which the deferred salary or bonus will be earned. In addition, the company makes contributions to each NEO’s account. Effective in 2021, the DCP was modified to provide a matching contribution by the company for individual contributions up to a maximum of 5% of base salary. We also generally make a discretionary contribution, expected to be reduced from the historical amount of 10% of salary to approximately 5% of salary.

Earnings and losses on deferred base salary and bonus are based on market rates, mirroring the performance of investment funds that are available for participants to track under the DCP. All amounts a participant elects to defer, adjusted for earnings and losses thereon, are 100% vested for purposes of the DCP at all times. All amounts we contribute, adjusted for earnings and losses thereon, either vest 20% per year over five years (for contributions on or after January 1, 2021) or vest over a 20-year period that begins on the participant's hire date (for contributions prior to 2021). This vesting schedule is subject to acceleration upon the occurrence of certain events, including the attainment of 60 years of age, death or disability as defined in the DCP, discretionary acceleration by the Committee, or, for contributions on or after January 1, 2021, the completion of at least 10 years of employment above a specified compensation level.

For participants who received company contributions prior to January 1, 2015, the DCP also provides a death benefit that will pay, upon a participant’s death prior to the commencement of benefit payments, an amount equal to the participant’s deferrals, adjusted for earnings and losses thereon, plus the greater of (i) the vested portion of company contributions, adjusted for earnings and losses thereon, or (ii) five times such participant’s average base salary for the previous three years. All distributions under the DCP are payable in cash (except for restricted stock units, which were previously permitted to be deferred and are payable in stock), and the participant may elect either a lump sum payment or monthly, quarterly, or annual installments over a maximum of 15 years.

The following table shows the investment funds that are available for participants to track under the DCP and their annual rates of return for the fiscal year ended December 31, 2020, as reported by the administrator of the DCP.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Great-West Gov't Money Market - Instl Shares	0.41%	Neuberger Berman AMT Mid-Cap Intrinsic Value - I Class	-2.62%
American Century VP Inflation Protection - Class I Shares	9.81%	LVIP SSgA Mid-Cap Index - Standard Class	13.19%
Vanguard VIF Short-Term Investment-Grade	5.49%	Great-West T. Rowe Price Mid Cap Growth - Investor Class	24.11%
LVIP Delaware Bond - Standard Class	9.87%	Delaware VIP Small Cap Value Series - Standard Class	-1.90%
Putnam VT High Yield - Class IA	5.50%	DWS VIT Small Cap Index VIP - Class A	19.43%
Templeton Global Bond VIP - Class 1	-5.07%	Vanguard VIF Small Company Growth	23.18%
Great-West Conservative Profile - Investor Class	8.21%	American Funds Global Growth - Class 2	30.47%
Great-West Moderately Conservative Profile - Investor Class	9.57%	American Funds IS Global Growth and Income - Class 2	8.73%
Great-West Moderate Profile - Investor Class	11.25%	American Funds Global Small Capitalization - Class 2	29.73%
Great-West Moderately Aggressive Profile - Investor Class	11.75%	AB VPS International Value - Class A	2.47%
Great-West Aggressive Profile - Investor Class	11.99%	American Funds International - Class 2	13.98%
Delaware VIP Value Series - Standard Class	0.41%	Van Eck VIP Emerging Markets - Initial Class	17.25%
MFS VIT Value - Initial Class	3.48%	Vanguard VIF Real Estate Index	-4.85%
Vanguard VIF Equity Index	18.20%	MFS VIT Utilities Series - Initial Class	5.90%
Vanguard VIF Growth	43.09%	Nu Skin Enterprises Inc. Restricted Stock Units	39.04%
Delaware VIP U.S. Growth Series - Standard Class	44.13%

Nonqualified Deferred Compensation – 2020

The following table provides information on each NEO’s account under our nonqualified Deferred Compensation Plan for the year 2020.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE ($)(1)
Ritch N. Wood	—	100,000	214,246	—	1,744,394
Mark H. Lawrence	11,303	52,500	48,627	—	303,401
Ryan S. Napierski	301,830	72,500	1,052,084	—	5,612,008
Joseph Y. Chang	—	67,500	1,055,902	—	9,828,757
D. Matthew Dorny	450,898	51,000	112,667	—	2,619,790

(1)
Executive and registrant contribution amounts are and have been reflected in the 2020 Summary Compensation Table and prior years’ summary compensation tables, as applicable. Aggregate earnings are not reflected in the 2020 Summary Compensation Table and were not reflected in prior years’ summary compensation tables.

Potential Payments Upon Termination or Change in Control

The information below describes the compensation that would become payable under existing plans and arrangements if the NEO’s employment had terminated on December 31, 2020, given each NEO’s compensation and service level as of such date and, if applicable, based on our closing stock price on that date. Except as noted below, all amounts would be payable as a lump sum upon termination, except deferred compensation, which may be payable as a lump sum or in installments at the election of the NEO. These benefits are in addition to benefits available generally to salaried employees, such as disability benefits and distributions under our 401(k) plan.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, our stock price and the NEO’s age.

Name	Voluntary Termination ($)	Involuntary Termination for Cause ($)	Involuntary Termination Not for Cause ($)	Termination (Including Constructive Termination) in Connection with Change of Control ($)	Death ($)(1)	Disability ($)
Ritch N. Wood
Severance(2)	750,000	—	3,266,600	5,966,600	1,766,600	2,016,600
Equity(3)	—	—	—	9,919,239	—	—
Deferred Compensation(4)	1,744,394	1,744,394	1,744,394	1,744,394	4,888,953	1,744,394
Health Benefits(5)	—	—	26,246	26,246	—	—
Total	2,494,394	1,744,394	5,037,239	17,656,478	6,655,553	3,760,994

Mark H. Lawrence
Severance(2)	393,750	—	1,288,613	2,010,488	632,363	763,613
Equity(3)	—	—	—	3,830,991	—	—
Deferred Compensation(4)	61,577	61,577	61,577	61,577	61,577	297,077
Health Benefits(5)	—	—	26,460	26,460	—	—
Total	455,327	61,577	1,376,650	5,929,516	693,940	1,060,690

Ryan S. Napierski
Severance(2)	543,750	—	2,070,600	3,339,350	1,164,350	1,345,600
Equity(3)	—	—	—	2,585,781	—	—
Deferred Compensation(4)	5,379,138	5,379,138	5,379,138	5,379,138	7,754,399	5,379,138
Health Benefits(5)	—	—	25,879	25,879	—	—
Total	5,922,888	5,379,138	7,475,618	11,330,149	8,918,749	6,724,738

Joseph Y. Chang
Severance(2)	1,368,750	—	2,519,288	3,447,413	813,038	981,788
Equity(3)	—	—	—	2,008,448	—	—
Deferred Compensation(4)	9,828,757	9,828,757	9,828,757	9,828,757	11,038,198	9,828,757
Health Benefits(5)	—	—	16,475	16,475	—	—
Total	11,197,507	9,828,757	12,364,520	15,301,092	11,851,236	10,810,545

D. Matthew Dorny
Severance(2)	382,500	—	1,251,795	1,953,045	614,295	741,795
Equity(3)	—	—	—	2,008,448	—	—
Deferred Compensation(4)	2,312,642	2,312,642	2,312,642	2,312,642	3,670,572	2,312,642
Health Benefits(5)	—	—	26,460	26,460	—	—
Total	2,695,142	2,312,642	3,590,897	6,300,595	4,284,867	3,054,437

(1)
The amounts reported in this column do not include the proceeds payable on death from term life insurance policies for which we pay the premiums, with coverage, as of December 31, 2020, of $750,000 for each NEO.

(2)
Our Executive Severance Policy applies to all of the NEOs. This policy provides for the following termination payments in addition to salary and benefits earned prior to termination, provided that the NEO complies with certain non-competition and other obligations:

(a) Voluntary termination:
(i) A lump sum equal to 75% of annual salary if the Company elects, in its sole discretion, to enforce the non-competition obligations in the NEO’s Key Employee Covenants Agreement.
(b) Involuntary termination not for cause (including constructive termination):
(i) The pro-rata portion of the NEO’s earned bonus, if any, for any outstanding bonus cycle, payable at the same time as bonuses are paid to other executive officers; and
(ii) A lump sum equal to a multiplier (of 1.5 for the CEO; 1.25 for other NEOs) times annual salary.

(c) Termination (including constructive termination) in connection with a change in control:
(i) The pro-rata portion of the NEO’s earned bonus, if any, for any outstanding bonus cycle, payable at the same time as bonuses are paid to other executive officers; and
(ii) A lump sum equal to a multiplier (of 2 for the CEO; 1.5 for other NEOs) times the sum of annual salary and target bonus.
(d) Termination upon death or disability:
(i) The pro-rata portion of the NEO’s earned bonus, if any, for any outstanding bonus cycle, payable on the date that bonuses are normally paid; and
(ii) Salary continuation for up to 90 days in certain circumstances related to a disability.

In addition, Mr. Chang’s employment agreement provides that, if his employment terminates pursuant to any of the circumstances outlined above in this footnote 2, other than for death or disability, Mr. Chang will be entitled to a four-year consulting agreement with us for $287,500 per year, less any severance payments that are paid to him during the year pursuant to the Executive Severance Policy.

(3)
Our equity award agreements generally provide that unvested awards will terminate upon the termination of employment. However, vesting (of the target amount, in the case of performance-based stock options) is accelerated upon the participant’s termination (including constructive termination) in connection with a change in control. Accordingly, the amounts payable under the equity category, in the case of performance-based stock option awards, are based on the difference between the $54.63 closing price of our stock on December 31, 2020 and the exercise price of the applicable award, multiplied by the target number of unvested options subject to the award. The amounts payable under the equity category in the case of time-based restricted stock units are based on the same closing price multiplied by the number of unvested restricted stock units subject to the applicable award.

(4)
The amounts reported for deferred compensation, other than for death and disability, reflect only the amounts deferred by the NEOs, the vested portion of amounts contributed by us and earnings on such amounts. We may, at our discretion, accelerate vesting of the unvested amounts contributed by us in the event of a change in control. If we were to accelerate vesting, the total amounts of deferred compensation payable to our NEOs would be as follows: Mr. Wood – $1,744,394; Mr. Lawrence – $297,077; Mr. Napierski – $5,379,138; Mr. Chang – $9,828,757; and Mr. Dorny – $2,312,642.

(5)
Our Executive Severance Policy entitles the NEOs to a lump sum equal to twelve months of health care continuation coverage upon involuntary termination not for cause (including constructive termination) and termination (including constructive termination) in connection with change in control. These payments are conditioned on the NEO’s compliance with certain non-competition and other obligations.

OTHER COMPENSATION INFORMATION

Equity Compensation Plan Information

The following table provides information as of December 31, 2020, about our Class A Common Stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans (including individual arrangements):

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,099,717(1)	$44.76(2)	5,817,529(3)
Equity compensation plans not approved by security holders	—	—	—
Total	4,099,717	$44.76	5,817,529

(1)  Consists of 3,168,691 options (770,631 time-based and 2,398,060 performance-based) and 931,026 restricted stock units (931,026 time-based and 0 performance-based). The performance-based awards are reported as the number of shares that become eligible for vesting or exercisable if performance is at the target level. The number of shares that are ultimately issued pursuant to the performance-based awards could vary from the amounts reported based on the degree to which the performance goals are achieved.

(2)  Excludes the impact of time-based and performance-based restricted stock units, which are exercised for no consideration. The weighted average remaining life of the options is 4.2 years.

(3)  Represents the number of shares available for future issuance under our Third Amended and Restated 2010 Omnibus Incentive Plan, under which we may grant awards relating to shares of Class A Common Stock including options, stock appreciation rights, restricted stock awards, restricted stock unit awards, other share-based awards and performance awards. Options and stock appreciation rights are counted against the share reserve as one share for each option or stock appreciation right. Other awards are counted as 2.25 shares.

CEO Pay Ratio Information

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC rules, we are disclosing the annual total compensation of the CEO, the median of the annual total compensation of all other employees, and the ratio of these two numbers (the “CEO pay ratio”), each as calculated pursuant to applicable rules and guidance. We also provide supplemental information and calculations to provide context regarding our global operations and unique features of our workforce.

CEO Compensation

Mr. Wood’s 2020 annual total compensation was $6,636,559.

Median Employee Compensation and CEO Pay Ratio Disclosure

As of December 31, 2020, our global employee population, including employees of our subsidiaries, consisted of 25,789 individuals. To identify the median employee, we used each employee’s annualized base pay plus target cash incentive as of December 31, 2020 (for Mainland China sales employees, described below, and employees of our manufacturing and packaging subsidiaries, this was calculated by annualizing their salary and bonus amounts for the last portion of the year, as those amounts are indicative of their recent activity), translated into U.S. dollars. With these amounts for all of our employees, we identified a median group of 101 employees. We then calculated the annual total compensation of each of these 101 employees using the same methodology that is required under SEC disclosure requirements for our NEOs’ compensation, and we identified the median employee from that population.

Our median employee is a sales employee in Mainland China whose 2020 annual compensation was $1,339, which yields a CEO pay ratio of 4,956:1. However, as discussed below, due to a unique feature of our employee population, we do not believe this ratio appropriately represents our company’s compensation practices.

Supplemental Information – Global Employee Population and Structure

The structure of our business model in Mainland China causes a unique and significant increasing impact on our CEO pay ratio. In all of our markets other than Mainland China, our sales force members are independent distributors rather than employees of our company. Because of restrictions on direct selling and multi-level commissions in Mainland China, we have implemented a business model for that market that is different from our business model in other markets. One of the differences is that our sales force in Mainland China includes not only independent sellers but also part-time sales employees.

Our Mainland China sales employees constitute a large proportion of our total employee base, and as a result, these employees have a significant impact on our CEO pay ratio. As of December 31, 2020, 20,999, or 81%, of our employees were Mainland China sales employees, compared to 4,790 other full- and part-time employees worldwide. Like all members of our sales force globally, our Mainland China sales employees devote as much or as little time and effort to their sales efforts as they desire, and their compensation varies significantly as a result.

Due to the impact of our Mainland China sales employees on our CEO pay ratio, we do not believe the required pay ratio disclosure, above, appropriately represents our company’s compensation practices. To better allow stakeholders to evaluate our CEO’s compensation within the context of our company, we also disclose a ratio that excludes our Mainland China sales employees. Based on our 4,790 employees who are not Mainland China sales employees, our median employee is a communication specialist in Hong Kong whose 2020 annual compensation was $36,226, resulting in a CEO pay ratio of 183:1.

We believe the compensation amounts and ratios provided above represent reasonable estimates calculated in accordance with SEC regulations and guidance. The SEC rules allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio for our company, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

PROPOSAL 2:
ADVISORY VOTE TO APPROVE OUR EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are requesting stockholder approval of a non-binding advisory resolution approving our NEOs’ compensation as disclosed in this proxy statement.

Compensation Objectives and 2020 Pay for Performance

The following objectives of our executive compensation program support our recommendation to approve the compensation of our NEOs:

(1)	Our program enables us to successfully recruit, motivate and retain experienced and talented executives;

(2)	We implement a pay-for-performance philosophy through the use of incentives that:

a.	Are tied to corporate and individual performance;

b.	Align the financial interests of our executives with those of our stockholders; and

c.	Drive superior stockholder value.

The program, which is administered by our Executive Compensation Committee (the “Committee”), is intended to align actual compensation payments to actual performance and to adjust upward during periods of strong performance and downward when performance is short of expectations.

Amidst a challenging year, our revenue increased 7% in 2020 to $2.58 billion, while earnings per share improved 17% to $3.63. Both our customer and sales leader numbers improved during the year, increasing 34% and 29%, respectively. These improvements came as a result of focusing on our growth strategy and capitalizing on opportunities available to us through our prior investments in product innovation, technology and manufacturing to build our customer base and empower our sales leaders.  We experienced strong growth in our Americas/Pacific, EMEA and Manufacturing segments. Additionally, we strengthened our balance sheet, repurchased more than five million shares of stock and increased our dividend for the 19th consecutive year.

We continue to believe we have the correct growth strategy in place to achieve revenue growth and expand our customer base. Our executive compensation program and the pay-for-performance incentives that are built into it are key drivers of management’s motivation.

−
2020 compensation was predominantly variable. Consistent with our commitment to pay for performance, our CEO’s 2020 target compensation consisted of 82% variable compensation (cash incentive bonus and equity awards) and 18% fixed compensation (salary and all other compensation). Our other NEOs’ target compensation was 71% variable and 29% fixed.

−
2020 equity awards were predominantly performance-based. The equity awards that were granted to our NEOs in 2020 also reflect our pay-for-performance philosophy. These equity awards were approximately 60% performance-based (based on grant date fair value). Going forward, the Committee generally plans to continue using an equity mix of approximately 60% performance-based awards.

Advisory Resolution

The Board of Directors recommends that stockholders approve the following advisory resolution:

RESOLVED, that the stockholders hereby approve the compensation of the company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure.

Although this advisory resolution is non-binding, the Board values input from stockholders. The Board will consider the voting results for this proposal in making future compensation decisions.

We currently intend to include a stockholder advisory resolution on our executive compensation program at our annual meeting of stockholders each year.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION APPROVING OUR EXECUTIVE COMPENSATION.

PROPOSAL 3:
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The Audit Committee is also involved in the selection of the lead audit engagement partner whenever a rotational change is required, normally every five years.

PricewaterhouseCoopers LLP (“PwC”) served as our independent registered public accounting firm for the 2020 fiscal year. PwC has served in this capacity since the 1994 fiscal year, and the Audit Committee has selected PwC to serve in this capacity for the 2021 fiscal year. The Audit Committee believes that the continued retention of PwC as our independent registered public accounting firm for 2021 is in the best interests of our company and our stockholders. Before determining to retain PwC for 2021, the Audit Committee evaluated PwC’s performance and qualifications, considering such factors as technical competence, independence, adequacy of staffing the audit, quality and efficiency of services, expertise with our company and industry, reasonableness of fees, and quality and candor of communications. The Audit Committee also considered the potential impact a change in our auditors could have on our company and audit.

As a matter of good corporate governance, we are asking stockholders to ratify the selection of PwC as our independent registered public accounting firm for 2021. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

Representatives of PwC are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees to Independent Registered Public Accountants

The following table presents approximate fees for professional services rendered by PwC for the audit of our annual financial statements for the 2019 and 2020 fiscal years and approximate fees billed for other services rendered by PwC during those periods.

	Fiscal 2020 ($)	Fiscal 2019 ($)
Audit Fees(1)	3,070,000	3,132,000
Audit-Related Fees(2)	23,000	355,000
Tax Fees(3)	1,577,000	1,398,000
All Other Fees(4)	3,000	7,000
Total	4,673,000	4,892,000

(1)
Audit Fees consist of fees billed or expected to be billed for the audit of annual financial statements, review of quarterly financial statements and services normally provided in connection with statutory and regulatory filings or engagements.

(2)
Audit-Related Fees for 2020 consist primarily of fees related to testing for acquisitions and the preparation of certain documents. Audit-Related Fees for 2019 consist primarily of (1) reviews and evaluations of our system implementations and methodologies related to the adoption of new accounting standards and tax reform; and (2) services in connection with our debt refinance and acquisitions.

(3)
Tax Fees for 2020 consist of approximately $1,206,000 in fees for tax compliance work and $371,000 in fees for tax planning work. Tax Fees for 2019 consist of approximately $1,085,000 in fees for tax compliance work and $313,000 in fees for tax planning work.

(4)	All Other Fees consist of access fees to accounting, financial and disclosure resources.

Audit and Non-Audit Services Pre-Approval Policy

Under the Audit and Non-Audit Services Pre-Approval Policy, the Audit Committee must pre-approve all audit and non-audit services provided by the independent registered public accounting firm. The policy, as described below, sets forth the procedures and conditions for such pre-approval of services to be performed by the independent registered public accounting firm. Under the policy, proposed services may be either pre-approved categorically within specified budgets (“general pre-approval”) or specifically pre-approved on a case-by-case basis (“specific pre-approval”). In approving any services by the independent registered public accounting firm, the Audit Committee will consider whether the performance of any such service would impair the independent registered public accounting firm’s independence. The policy also authorizes the Audit Committee chair to provide pre-approval for services, provided that she or he reports the pre-approval to the Audit Committee at its next scheduled meeting.

The Audit Committee must specifically pre-approve the terms and fees of each annual audit services engagement. All other Audit, Audit-Related, Tax, and All Other Services (each defined in the policy) may be generally pre-approved pursuant to projected categorical budgets. The Audit services subject to general pre-approval include such services as statutory audits or financial audits for subsidiaries or affiliates and services associated with SEC registration statements, periodic reports, and other documents filed with the SEC or other documents issued in connection with securities offerings. Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent registered public accounting firm. Tax services include tax compliance, tax planning, and tax advice. All Other Services are those routine and recurring services that the Audit Committee believes will not impair the independence of our registered public accounting firm. The SEC prohibits our independent registered public accounting firm from performing certain non-audit services, and under no circumstances will the Audit Committee approve such services.

The Audit Committee will review the generally pre-approved services from time to time, at least annually. Any changes to budgeted amounts or proposed services will require specific pre-approval by the Audit Committee.

The Audit Committee approved the engagement of PwC to audit our 2020 consolidated financial statements before the engagement began, and in 2020, all of the Audit-Related, Tax and All Other services provided by PwC were approved by the Audit Committee in accordance with the Audit and Non-Audit Services Pre-Approval Policy.

Audit Committee Report

The Audit Committee is responsible for monitoring our financial auditing, accounting, and financial reporting processes and our system of internal controls on behalf of the Board. Our management has primary responsibility for our internal controls and reporting process. Our independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing an opinion thereon. The Audit Committee’s responsibility is to monitor these processes. In this context, the Audit Committee met and held discussions with management, our internal auditors and PwC. Management represented to the Audit Committee that the consolidated financial statements for the fiscal year 2020 were prepared in accordance with generally accepted accounting principles.

The Audit Committee hereby reports as follows:

−
The Audit Committee has reviewed and discussed the audited consolidated financial statements and accompanying management’s discussion and analysis of financial condition and results of operations with our management and PwC. This discussion included PwC’s judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

−	The Audit Committee has discussed with PwC the matters required to be discussed by the applicable requirements of the PCAOB and the Securities and Exchange Commission.

−
PwC also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with PwC the accounting firm’s independence. The Audit Committee also considered whether non-audit services provided by PwC during the last fiscal year were compatible with maintaining the accounting firm’s independence.

−
Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10‑K for the year ended December 31, 2020, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Edwina D. Woodbury, Chair
Daniel W. Campbell
Thomas R. Pisano

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021.

CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS

Review and Approval of Related-Person Transactions

Our Audit Committee Charter requires that the Audit Committee review related-person transactions that are significant in size and relevant to an understanding of our financial statements, and approve or reject such transactions. The Charter further requires the Audit Committee to review the policies and procedures utilized by management for the implementation of such transactions. The Charter provides that the Committee has delegated the review and approval or rejection of related-person employment matters to the Executive Compensation Committee.

We have adopted a written policy and procedures with respect to related-person transactions, which include specific provisions for the approval of related-person transactions. Pursuant to this policy, related-person transactions include a transaction, arrangement or relationship in which we and certain enumerated related persons participate and the amount involved exceeds $25,000.

In the event that a related-person transaction is identified, it must be reviewed and approved or ratified by our Audit Committee. If it is impracticable for our Audit Committee to review the transaction, the transaction will be reviewed by the chair of our Audit Committee if the amount involved is less than $120,000, whereupon the chair of our Audit Committee will report to the Audit Committee the approval or disapproval of the transaction.

In reviewing and approving related-person transactions, the Audit Committee or its chair is required to consider all information that the Audit Committee or its chair believes to be reasonable in light of the circumstances. The Audit Committee or its chair, as the case may be, shall approve only those related-person transactions that are determined to be in, or not inconsistent with, our best interests and those of our stockholders, as the Audit Committee or its chair determines in good faith. No member of the Audit Committee shall participate in any review, consideration or approval of any related-person transaction with respect to which the member or any of his or her immediate family members has an interest.

Related-Person Transactions

Employee Family Members. During 2020, we paid employment compensation in excess of $120,000 to one relative of each of Steve Lund, Ritch Wood, and Ryan Napierski.

−	Eric Lund, the brother of Steve Lund, received approximately $144,000 in salary, bonuses and other compensation and 571 restricted stock units.

−	Ryan Wood, the brother of Ritch Wood, received approximately $404,000 in salary, bonuses and other compensation, 2,571 restricted stock units and 3,905 performance-based stock options.

−
Cade Napierski, the brother of Ryan Napierski, received approximately $689,000 in salary, bonuses, expatriate benefits (including an education and housing allowance and other benefits) and other compensation, 1,507 restricted stock units and 2,289 performance-based stock options.

These three individuals also participated in the employee benefit plans available generally to our employees.

STOCK OWNERSHIP INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our Class A Common Stock as of April 5, 2021, except where the footnotes to the table indicate a different date. Unless otherwise indicated in the footnotes to the table, the stockholders listed have direct beneficial ownership and sole voting and investment power with respect to the shares beneficially owned. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 50,134,073 shares of Class A Common Stock outstanding on April 5, 2021 plus the number of shares of Class A Common Stock that such person or group had the right to acquire within 60 days after April 5, 2021.

Directors, Executive Officers, 5% Stockholders	Number of Shares(1)	Percent of Class
Ritch N. Wood(2)	635,127	1.3%
Ryan S. Napierski	301,087	*
Joseph Y. Chang(3)	300,334	*
Steven J. Lund(4)	246,328	*
D. Matthew Dorny(5)	189,612	*
Daniel W. Campbell(6)	115,822	*
Andrew D. Lipman(7)	92,747	*
Mark H. Lawrence	92,426	*
Thomas R. Pisano(8)	65,968	*
Zheqing (Simon) Shen	16,987	*
Edwina D. Woodbury(9)	14,518	*
Laura Nathanson	6,490	*
All directors and executive officers as a group (12 persons)	2,077,445	4.0%
Emma S. Battle	—	*
BlackRock Inc.(10)	5,271,188	10.5%
The Vanguard Group(11)	4,828,238	9.6%
Wellington Management Group LLP(12)	3,174,336	6.3%
Renaissance Technologies LLC(13)	2,723,596	5.4%

*	Less than 1%

(1)
Includes shares that the above individuals have the right to acquire within 60 days as follows: Mr. Wood – 495,098; Mr. Napierski – 253,196; Mr. Chang – 220,619; Mr. Lund – 0; Mr. Dorny – 156,469; Mr. Campbell – 23,612; Mr. Lipman – 23,612; Mr. Lawrence – 72,726; Mr. Pisano – 18,612; Mr. Shen – 8,612; Ms. Woodbury – 8,612; Ms. Nathanson – 3,612; all directors and executive officers as a group – 1,284,780; and Ms. Battle – 0.

(2)	Includes 2,000 shares that Mr. Wood jointly owns with family members.

(3)	Includes 78,068 shares held in a trust for which Mr. Chang’s spouse serves as trustee and for which Mr. Chang and his spouse are beneficiaries.

(4)
Includes 240,692 shares held by a family limited liability company for which Mr. and Mrs. Lund serve as co-managers and share voting and investment power. Also includes 5,636 shares held indirectly by Mr. and Mrs. Lund as co-trustees with respect to which they share voting and investment power.

(5)	Includes 29,559 shares that are held in a revocable trust for which Mr. and Mrs. Dorny act as co-trustees and share voting and investment power.

(6)	Includes 82,200 shares that Mr. Campbell jointly owns with his spouse and 10,010 shares held by a family limited liability company owned and controlled by Mr. Campbell and his spouse.

(7)
Includes 2,535 shares that Mr. Lipman jointly owns with his spouse and 15,400 shares that are held in a revocable trust for which Mr. Lipman and his spouse act as co-trustees and share voting and investment power.

(8)	Includes 47,356 shares that Mr. Pisano jointly owns with his spouse.

(9)	In addition to the shares reported in the table above, Ms. Woodbury has elected to defer receipt of an additional 1,459 shares pursuant to the company’s Deferred Compensation Plan.

(10)
Based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 27, 2021 and disclosing ownership information as of December 31, 2020. According to the Schedule 13G/A, BlackRock, Inc. has sole voting power for 5,092,390 shares and sole dispositive power for 5,271,188 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(11)
Based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 10, 2021 and disclosing ownership information as of December 31, 2020. According to the Schedule 13G/A, The Vanguard Group has sole voting power for 0 shares, sole dispositive power for 4,752,826 shares, shared voting power for 34,155 shares, and shared dispositive power for 75,412 shares. The address of The Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355.

(12)
Based on a Schedule 13G/A filed by Wellington Management Group LLP and related entities with the SEC on February 4, 2021 and disclosing ownership information as of December 31, 2020. According to the Schedule 13G/A, Wellington Management Group LLP and related entities beneficially own shares as follows:

Entity	Shared Voting Power	Shared Dispositive Power	Aggregate Amount Beneficially Owned
Wellington Management Group LLP	2,949,765	3,174,336	3,174,336
Wellington Group Holdings LLP	2,949,765	3,174,336	3,174,336
Wellington Investment Advisors Holdings LLP	2,949,765	3,174,336	3,174,336
Wellington Management Company LLP	2,883,774	3,037,912	3,037,912

The address of these entities is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(13)
Based on a Schedule 13G filed by Renaissance Technologies LLC and a related entity with the SEC on February 10, 2021 and disclosing ownership information as of November 12, 2020. According to the Schedule 13G, both Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation, as the majority owner of Renaissance Technologies LLC, have sole voting power for 2,720,796 shares and sole dispositive power for 2,723,596 shares. The address of both entities is 800 Third Avenue, New York, New York 10022.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who beneficially own more than 10% of our Class A Common Stock to file reports with the SEC regarding their ownership of our Class A Common Stock and changes in that ownership. Based solely on a review of the reports filed during or with respect to 2020 and on written representations from our directors and executive officers, we believe that all required reports under Section 16(a) were filed on a timely basis, except for (i) one late report for Ms. Woodbury related to one transaction; and (ii) one late report for Mr. Lipman related to four dividend reinvestment transactions that occurred during 2018 for a total of 35 shares.

STOCKHOLDER PROPOSALS FOR 2022 ANNUAL MEETING

In order for a stockholder proposal to be considered for inclusion in our proxy statement for our 2022 annual meeting, the written proposal must be received at our principal executive offices no later than the close of business on December 22, 2021. Proposals should be addressed to: Corporate Secretary, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601. Such proposals also will need to comply with the requirements contained in our Bylaws and SEC regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

Any stockholder proposal, including any director nomination, that is not submitted for inclusion in our 2022 proxy statement under SEC regulations, but is instead sought to be presented directly at our 2022 annual meeting, must be received by the Corporate Secretary at the above address no later than January 21, 2022. However, if the date of our 2022 annual meeting is changed by more than 30 days from the one-year anniversary of our 2021 Annual Meeting, a stockholder’s notice must be received by our Corporate Secretary at the above address not later than the close of business on the later of (a) the 90th day before the 2022 annual meeting or (b) the 10th day following the day on which public announcement of the date of such meeting is first made. In addition, if the number of directors to be elected is increased and there has been no public announcement naming all of the nominees for director or indicating the increase in the size of the Board at least 10 days before the last day a stockholder may deliver a notice of nomination in accordance with the preceding sentences, then with respect to nominees for any new positions created by such increase, the notice must be received by the Corporate Secretary at the above address no later than the close business on the 10th day following the day on which public announcement is first made by us. In addition, all notices must meet all information and other requirements contained in our Bylaws.

To obtain a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates, a stockholder may contact our Corporate Secretary at our headquarters, 75 West Center Street, Provo, Utah 84601.

HOUSEHOLDING

We may deliver a single notice of internet availability or set of proxy materials to an address shared by two or more of our stockholders. This delivery method, referred to as “householding,” can result in significant cost savings for us. To take advantage of this opportunity, the company and banks and brokerage firms that hold your shares may deliver only one notice of internet availability or set of proxy materials to multiple stockholders who share an address unless one or more of the stockholders has provided contrary instructions. The company will deliver promptly, upon written or oral request, a separate copy of the notice of internet availability or set of proxy materials to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate notice of internet availability or set of proxy materials, now or in the future, may obtain one, without charge, by addressing a request to Investor Relations, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601 or by calling (801) 345-1000. Stockholders of record sharing an address who are receiving multiple copies of these materials and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner. If you are the beneficial owner, but not the record holder, of the company’s shares and wish to receive only one copy of the notice of internet availability or set of proxy materials in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that represent the company’s current expectations and beliefs. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws and include, but are not limited to, statements of management’s expectations regarding the company's strategies, initiatives and future management, as well as statements regarding future compensation decisions and performance. In some cases, you can identify these statements by forward-looking words such as “believe,” “expect,” “anticipate,” “determine,” “estimate,” “intend,” “plan,” “targets,” “likely,” “will,” “would,” “could,” “may,” “might,” the negative of these words and other similar words. The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to, political, legal, tax and regulatory uncertainties; any failure of current or planned initiatives or products to generate interest among the company’s sales force and customers and generate sponsoring and selling activities on a sustained basis; competitive pressures for personnel; and the possibility that management or the Executive Compensation Committee could decide not to follow the company’s compensation program as described in the Compensation Discussion and Analysis. The company’s performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the SEC. The forward-looking statements set forth the company’s beliefs as of the date that such information was first provided, and the company assumes no duty to update the forward-looking statements contained in this proxy statement to reflect any change except as required by law.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors knows of no other matters to be brought before the Annual Meeting. If you return your signed and completed proxy card or vote by telephone or on the internet and other matters are properly brought before the Annual Meeting or any adjournment or postponement thereof, the persons named in the enclosed proxy will have discretionary authority to vote for you on such matters in accordance with their best judgment, acting together or separately.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the Securities and Exchange Commission, without exhibits, may be obtained by stockholders without charge by written request to Investor Relations, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601. A copy of the Annual Report on Form 10-K is also available on our Investor Relations website at ir.nuskin.com. Exhibits will be provided upon written request and payment of an appropriate processing fee.

By Order of the Board of Directors,

STEVEN J. LUND
Chairman of the Board
Provo, Utah
April 12, 2021

NU SKIN.
DISCOVER THE BEST YOU®

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/NUS
Use the Internet to vote your proxy until 11:59 p.m. (CT) on June 1, 2021.

PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on June 1, 2021.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided in time to be received by June 1, 2021.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

Please fold here – Do not separate

The Board of Directors recommends a vote FOR each director nominee listed in Proposal 1, and FOR Proposals 2 and 3.

1. Election of directors:

Nominee	FOR	AGAINST	ABSTAIN
a. Emma S. Battle	☐	☐	☐
b. Daniel W. Campbell	☐	☐	☐
c. Andrew D. Lipman	☐	☐	☐
d. Steven J. Lund	☐	☐	☐
e. Laura Nathanson	☐	☐	☐
f. Ryan S. Napierski	☐	☐	☐
g. Thomas R. Pisano	☐	☐	☐
h. Zheqing (Simon) Shen	☐	☐	☐
i. Edwina D. Woodbury	☐	☐	☐

2. Advisory approval of our executive compensation ☐ For ☐ Against ☐ Abstain
3. Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021 ☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐

Date ____________________

Signature(s) in Box

Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Nu Skin Enterprises, Inc.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, June 2, 2021
11:00 a.m., Mountain Daylight Time

In light of public health considerations due to the COVID-19 pandemic, we have decided to hold a Virtual Annual Meeting, with attendance via live audio webcast. You will not be able to attend the Annual Meeting in person. To register for the virtual meeting along with voting your shares, please follow the instructions below:

- Visit **register.proxypush.com/NUS** on your smartphone, tablet or computer.
- As a stockholder, you will then be required to enter your control number which is located in the upper right hand corner on the reverse side of this proxy card.
- After registering, you will receive a confirmation email and an email approximately 1 hour prior to the start of the meeting to the email address you provided during registration with a unique link to the virtual meeting.

NU SKIN.
DISCOVER THE BEST YOU®

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 2, 2021.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted "FOR" each director nominee listed in Proposal 1 and "FOR" Proposals 2 and 3. The proxy will be voted in the proxy holders' discretion with respect to any other matters that may properly come before the meeting.

By signing the proxy, you revoke all prior proxies and appoint Ritch N. Wood and Ryan S. Napierski, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side, and as more fully described in the proxy statement, and on any other matters which may come before the Annual Meeting and all adjournments or postponements thereof.

This proxy shall also be valid at the Annual Meeting if the Annual Meeting's date, time or location is changed.

See reverse for voting instructions.